                                                Registration No. 333-28081
                                                Filed pursuant to Rule 424(b)(5)



                                [MERCHANTS LOGO]


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         The Boards of Directors of Merchants Capital Corporation and BancorpSouth, Inc. have approved a transaction that would result in Merchants merging into BancorpSouth. The combined company would have banking operations in Mississippi and west Tennessee and, based upon the companies' June 30, 1998 balance sheets, total assets of about $4.7 billion, deposits of about $4.0 billion and shareholders' equity of about $398.5 million.

         If the merger is completed, shareholders of Merchants will receive
3.768 shares of BancorpSouth common stock for each share of Merchants common stock that they own. Based upon shares outstanding on October 14, 1998, this would result in former Merchants shareholders owning about 5.9% of the outstanding shares of BancorpSouth common stock.

         The merger can't be completed unless Merchants shareholders approve it. Merchants has scheduled a special meeting for its shareholders to vote on the merger. The date, time and place of the special meeting are as follows:

                               November 19, 1998
                             4:30 p.m (local time)
                                 Merchants Bank
                             Board Room, Third Floor
                                820 South Street
                             Vicksburg, Mississippi

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special shareholders meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you don't return your card, the effect will be a vote against the merger.

         The attached Prospectus Supplement/Proxy Statement provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. You can also obtain information about Merchants and BancorpSouth from documents each has filed with the Securities and Exchange Commission.

         The Board of Directors of Merchants unanimously recommends that shareholders vote "For" approval of the merger agreement.


                                           Very truly yours,


                                           Howell N. Gage
                                           Chairman and Chief Executive Officer

                                [MERCHANTS LOGO]


                     NOTICE OF SPECIAL SHAREHOLDERS MEETING
                        TO BE HELD ON NOVEMBER 19, 1998

TO THE SHAREHOLDERS OF MERCHANTS CAPITAL CORPORATION:

         This serves as notice to you that a special meeting of shareholders of Merchants Capital Corporation will be held in the Board Room on the third floor of Merchants Bank's main office at 820 South Street, Vicksburg, Mississippi, on November 19, 1998 at 4:30 p.m., local time, for the purpose of considering and voting upon the following matters:

         1. Merger. Approval and adoption of the Agreement and Plan of Merger, dated as of May 2, 1998, between Merchants and BancorpSouth, and the transactions contemplated in that agreement, including the merger of Merchants with and into BancorpSouth.

         2. Other Matters. To consider and vote on other matters that properly come before the special meeting or any adjournments or postponements of the special meeting.

         Only holders of record of Merchants common stock at the close of business on October 14, 1998 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

         Under Article 13 of the Mississippi Business Corporation Act (the "MBCA"), holders of Merchants common stock who comply with Article 13 of the MBCA will have the right to dissent from the merger and to obtain payment of the fair value of their shares. A copy of Article 13 of the MBCA is attached as Annex B to the attached Prospectus Supplement/Proxy Statement. In addition, please see the section entitled "THE MERGER -- Dissenters' Rights" in the attached Prospectus Supplement/Proxy Statement for a discussion of the procedures to be followed in asserting these dissenters' rights.

         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail the enclosed proxy in the enclosed return envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Prospectus Supplement/Proxy Statement accompanying this notice for more complete information regarding the merger and the special meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS




                                         Howell N. Gage
                                         Chairman and Chief Executive Officer

October 21, 1998

THE BOARD OF DIRECTORS OF MERCHANTS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 24, 1998)
AND PROXY STATEMENT


                                2,798,309 SHARES

                                  BANCORPSOUTH

                                  COMMON STOCK

         This Prospectus Supplement/Proxy Statement provides you with detailed information about a proposed merger between BancorpSouth, Inc. and Merchants Capital Corporation. If the merger is completed, Merchants will merge into BancorpSouth and shareholders of Merchants will be issued shares of BancorpSouth common stock in exchange for their shares of Merchants common stock. This document also contains information about BancorpSouth and Merchants.

         You can obtain additional information about BancorpSouth and Merchants from documents that each has filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 51 of this document for information on how to obtain copies of these documents.

         The merger cannot be completed unless it is approved by Merchants shareholders. Merchants has scheduled a special meeting of its shareholders to vote on the merger, to be held as follows:

                               November 19, 1998
                             4:30 p.m (local time)
                                 Merchants Bank
                             Board Room, Third Floor
                                820 South Street
                             Vicksburg, Mississippi

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS." On October 19, 1998, the closing price per share of BancorpSouth common stock reported on the New York Stock Exchange was $19.25.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                 ---------------

         The date of this Prospectus Supplement/Proxy Statement is October 21, 1998.

                                TABLE OF CONTENTS

                                                                              Page
                                                                              ----

Questions And Answers About The Merger.........................................4

Summary........................................................................6

Selected Financial Data.......................................................13

The Special Meeting...........................................................20
   General....................................................................20
   Proxies....................................................................20
   Solicitation Of Proxies....................................................21
   Record Date And Voting Rights..............................................21
   Recommendation Of The Merchants Board......................................22
   Dissenters' Rights.........................................................22

The Merger....................................................................26
   Description Of The Merger..................................................26
   Background Of The Merger...................................................27
   Reasons For The Merger; Recommendation Of The Merchants Board..............28
   Fairness Opinion...........................................................30
   Regulatory Approval........................................................32
   Accounting Treatment.......................................................33
   Certain Federal Income Tax Consequences....................................33
   Interests Of Certain Persons In The Merger.................................34
   Comparison Of Rights Of Shareholders.......................................34
   Restrictions On Resales By Affiliates......................................34

The Merger Agreement..........................................................36
   Exchange Of Certificates...................................................36
   Conditions To The Merger...................................................37
   Termination Of The Merger Agreement........................................37
   Conduct Of Business Prior To The Merger And Other Covenants................38
   Amendment Of The Merger Agreement; Waiver; Expenses........................40
   Stock Option Agreement.....................................................40

Price Range Of Common Stock And Dividends.....................................43
   Market Prices..............................................................43
   Dividends..................................................................44

Information About Merchants...................................................45
   General....................................................................45
   Competition................................................................45
   Regulation And Supervision.................................................46

Comparison Of Rights Of Shareholders..........................................49
   Voting Rights; Cumulative Voting...........................................49
   Change Of Control..........................................................49
   Board Of Directors.........................................................50
   Removal Of Directors.......................................................50
   Authorized Shares Of Capital Stock.........................................51
   Rights Of Shareholders To Call Special Meetings............................51

Where You Can Find More Information...........................................51

Cautionary Statement Concerning Forward-Looking Information...................53

Legal Matters.................................................................54

Experts.......................................................................54

Prospectus, dated September 24, 1998.........................................P-1

Annex A  -  Agreement and Plan of Merger.....................................A-1
Annex B  -  Provisions of  Article 13 of the Mississippi Business
               Corporation Act, relating to dissenters' rights...............B-1
Annex C  -  Fairness Opinion of Southard Financial...........................C-1
Annex D  -  Stock Option Agreement...........................................D-1


Attachments:

Merchants Capital Corporation 1997 Annual Report to Shareholders

Merchants Capital Corporation Quarterly Report on Form 10-Q for the Three Months Ended June 30, 1998

                              QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: You will have the right to receive 3.768 shares of BancorpSouth common stock in exchange for each share of Merchants common stock you own. However, BancorpSouth won't issue any fractional shares. Instead, you will receive an amount of cash for any fraction of a share equal to $22.5625 times the fractional portion of a share of BancorpSouth common stock.

         For example, if you own ten shares of Merchants common stock, upon completion of the merger you'll have the right to receive 37 shares of BancorpSouth common stock and a check for $15.34 (or 0.68 times $22.5625).

Q:       WHAT HAPPENS AS THE MARKET PRICE OF BANCORPSOUTH COMMON STOCK
         FLUCTUATES?

A: The exchange ratio is fixed at 3.768. Since the market value of BancorpSouth common stock will fluctuate before and after the closing of the merger, the value of the stock that shareholders of Merchants will receive in the merger will fluctuate as well and could decrease.

Q:       WHAT WILL HAPPEN TO MERCHANTS IN THE MERGER?

A: Merchants will merge into BancorpSouth and will no longer be a separate company. BancorpSouth will be the surviving company in the merger and will continue to exist after the merger is completed. The businesses and operations of BancorpSouth and Merchants will be combined into a single, larger company. Accordingly, Merchants shareholders will be entitled to own a portion of the combined company, which is represented by the shares of BancorpSouth common stock that they will receive in the merger.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: BancorpSouth and Merchants hope to complete the merger by the end of November 1998. In addition to approval of shareholders of Merchants, the companies must also obtain certain regulatory approvals, including approval of the Federal Deposit Insurance Corporation and Mississippi banking authorities.

Q:       WHAT DO I NEED TO DO NOW?

A: Just indicate on the enclosed proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at Merchants special shareholders meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you don't vote on the merger or if you abstain, the effect will be a vote against the merger.

         You are invited to Merchants special shareholders meeting to vote your shares in person. If you do sign your proxy card, you can take back your proxy at any time until the special shareholders meeting and either change your vote or attend the special shareholders meeting and vote in person. More detailed instructions about voting are provided beginning on page 20 of this document.

         THE BOARD OF DIRECTORS OF MERCHANTS UNANIMOUSLY RECOMMENDS VOTING "FOR" APPROVAL OF THE MERGER AGREEMENT.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted and this will effectively be a vote against the merger.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. No one should send their stock certificates in now. After the merger is completed, you will be sent written instructions on how to exchange your Merchants common stock for BancorpSouth common stock.

Q.       WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE MERGER?

A.       If you have more questions about the merger, you should contact:

                          Merchants Capital Corporation
                                820 South Street
                          Vicksburg, Mississippi 39180
                            Attention: Howell N. Gage
                          Phone Number: (601) 636-3752

                                     SUMMARY

         This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which it refers you in order to understand fully the merger and to obtain a more complete description of the two companies and the legal terms of the merger. See "WHERE YOU CAN FIND MORE INFORMATION." Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGE 45)

BANCORPSOUTH, INC.
One Mississippi Plaza
Tupelo, Mississippi 38801
(601) 680-2000

         BancorpSouth is incorporated in the State of Mississippi and is a registered bank holding company. Through its wholly-owned bank subsidiary, BancorpSouth Bank, and its banking-related subsidiaries, BancorpSouth serves customers primarily in Mississippi and west Tennessee. BancorpSouth Bank conducts a commercial banking and trust business through 137 offices in 69 municipalities or communities in 43 counties throughout Mississippi and west Tennessee. It operates under the trade names "Bank of Mississippi" in Mississippi and "Volunteer Bank" in Tennessee. BancorpSouth's principal assets are the stock of its subsidiaries. As of June 30, 1998, BancorpSouth and its subsidiaries had total assets of about $4.5 billion, deposits of about $3.9 billion and shareholders' equity of about $378.9 million.

         On June 19, 1998, BancorpSouth entered into a merger agreement with Alabama Bancorp., Inc., a bank holding company based in Birmingham, Alabama, and its two subsidiary banks, Highland Bank and First Community Bank of the South. The merger agreement provides for the merger of Alabama Bancorp into BancorpSouth, and the merger of Highland Bank and First Community Bank into BancorpSouth Bank. Highland Bank operates seven banking locations in the metropolitan Birmingham, Alabama area and First Community Bank operates four banking locations in the Fort Deposit, Alabama area. As of June 30, 1998, Alabama Bancorp and its subsidiaries had total assets of about $279.1 million and total deposits of about $242.8 million.

         On August 12, 1998, BancorpSouth entered into a merger agreement with The First Corporation, a bank holding company based in Opelika, Alabama. The merger agreement provides for the merger of The First Corporation into BancorpSouth, and the merger of The First National Bank of Opelika, Alabama (a wholly owned subsidiary of The First Corporation) into BancorpSouth Bank. The First National Bank of Opelika operates two banking locations in Opelika, Alabama and one banking location in Auburn, Alabama. As of June 30, 1998, The First Corporation and its subsidiaries had total assets of about $147.2 million and total deposits of about $125.5 million.

         These mergers, which are subject to regulatory approval and other conditions described in the merger agreement, are expected to be completed during 1998. The parties have structured the mergers as tax-free exchanges of common stock and intend to account for the holding company mergers as poolings of interests.

MERCHANTS CAPITAL CORPORATION
820 South Street
Vicksburg, Mississippi 39180
(601) 636-3752

         Merchants is incorporated in the State of Mississippi and is a registered bank holding company. Through its wholly-owned bank subsidiary, Merchants Bank, and its banking-related subsidiaries,

Merchants provides banking and other financial services at four locations in the Vicksburg, Mississippi area, a location in Utica, Mississippi and in Edwards, Mississippi and a loan production office in Jackson, Mississippi. Merchants' principal assets are the stock of its subsidiaries. As of June 30, 1998, Merchants and its subsidiaries had total assets of about $222.2 million, deposits of about $184.8 million and shareholders' equity of about $19.7 million.

SPECIAL SHAREHOLDERS MEETING (PAGE 20)

         A special meeting of Merchants shareholders will be held in the Board Room on the third floor of Merchants Bank, 820 State Street, Vicksburg, Mississippi, at 4:30 p.m. on November 19, 1998. At the special meeting, shareholders of Merchants will be asked to approve the merger agreement between Merchants and BancorpSouth.

RECOMMENDATION TO SHAREHOLDERS (PAGE 22)

         Merchants' Board of Directors believes that the merger between Merchants and BancorpSouth is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

RECORD DATE; VOTING POWER (PAGE 21)

         Merchants' Board of Directors set October 14, 1998 as the record date for determining the Merchants shareholders who are entitled to vote on the merger of Merchants into BancorpSouth. You can vote at the Merchants special meeting if you owned Merchants common stock as of the close of business on October 14, 1998. On that date, 742,651 shares of Merchants common stock were outstanding and therefore are allowed to vote at the Merchants special shareholders meeting. You will be able to cast one vote for each share of Merchants common stock you owned on October 14, 1998.

VOTE REQUIRED (PAGE 21)

         In order for the merger to be approved, Merchants shareholders holding a majority of the outstanding shares of Merchants common stock on October 14, 1998 must vote in favor of the merger. The directors and executive officers of Merchants can cast a total of about 30.12% of the votes entitled to be cast at the Merchants special shareholders meeting. Merchants expects that these directors and executive officers will vote all of their shares in favor of the merger.

THE MERGER (PAGE 26)

         BancorpSouth and Merchants have entered into a merger agreement that governs the merger. The merger agreement is attached to this Prospectus Supplement/Proxy Statement as Annex A. You should read it carefully.

BACKGROUND OF THE MERGER (PAGE 27)

         In November 1997, Merchants' Executive Committee concluded that Merchants should explore the feasibility of entertaining merger proposals. Merchants' Executive Committee reached this conclusion because of rapid changes in the financial services industry, the attractive prices being paid for acquired banks, the challenges presented by Year 2000 issues and the substantial investments in technology facing Merchants. Merchants retained special counsel to assist in obtaining merger proposals. A special meeting of Merchants' Board of Directors was held on January 19, 1998, at which a plan to sell Merchants was discussed and finalized. In January 1998, Merchants' Board of Directors appointed an Acquisition Committee and merger proposals were solicited and received. After negotiations during March and April 1998, Merchants' Board of

Directors determined that BancorpSouth's proposal was the most attractive proposal and in the best interest of Merchants shareholders, and approved the merger on May 2, 1998.

REASONS FOR THE MERGER (PAGE 28)

         The merger will combine the strengths of BancorpSouth and Merchants. The combined company resulting from the merger should be able to achieve superior financial performance compared to the individual companies on their own. One reason for this is that the combined company should be able to reduce costs substantially by eliminating overlap in the companies' operations and by applying BancorpSouth's investments in technology to Merchants' operations. Another reason is that the companies should have opportunities to increase revenue by bringing a larger universe of customers in contact with a broader range of products and services. The competitiveness of the financial services industry is increasing continually, and the greater strength realized through combining the two companies should enable them to provide superior products and services to their customers and substantial benefits to their shareholders.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 33)

         BancorpSouth and Merchants have structured the merger with the intent that Merchants, its shareholders, BancorpSouth and its shareholders won't recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with cash received instead of fractional shares by Merchants shareholders or with respect to Merchants shareholders who dissent from the merger under Mississippi law. The merger is conditioned on receipt of legal opinions that this will be the case, but these opinions won't bind the Internal Revenue Service, which could take a different view. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and many variables not within the companies' control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

ACCOUNTING TREATMENT (PAGE 33)

         BancorpSouth and Merchants expect the merger to qualify as a pooling of interests, which means that, for accounting and financial reporting purposes, BancorpSouth will treat the combined companies as if they had always been one company.

FAIRNESS OPINION (PAGE 30)

         In deciding to approve the merger, Merchants' Board of Directors considered the opinion of its financial advisor, Southard Financial, that as of the date of its opinion the exchange ratio was fair from a financial point of view to Merchants shareholders. This opinion is attached as Annex C to this document. You should read it carefully.

INTERESTS OF CERTAIN PERSON IN THE MERGER (PAGE 34)

         As of October 14, 1998, Merchants' directors and executive officers beneficially owned a total of 223,678 shares of Merchants common stock. Based upon the exchange ratio of 3.768, this would result in these individuals receiving an aggregate of approximately 842,819 shares of BancorpSouth common stock upon consummation of the merger.

         Mr. Howell N. Gage, who is Merchants' Chairman and Chief Executive Officer, will become Chairman of BancorpSouth Bank's advisory community bank board in Vicksburg, Mississippi after the merger. Mr. Joel H. Horton, who is Merchants' President and Chief Operating Officer, will become President of BancorpSouth Bank's community bank in Vicksburg, Mississippi after the merger. Messrs. Gage and Horton have both entered into employment agreements with BancorpSouth Bank effective upon completion of the merger.

DISSENTERS' RIGHTS (PAGE 22)

         Mississippi law permits you to dissent from the merger and to have the fair value of your Merchants common stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices with Merchants and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of Merchants common stock will not be exchanged for shares of BancorpSouth common stock in the merger, and your only right will be to receive the appraised value of your shares of Merchants common stock in cash.

REGULATORY APPROVALS (PAGE 32)

         The companies can't complete the merger unless they obtain the approval of the FDIC. The U.S. Department of Justice has input into the FDIC's approval process. Federal law requires the companies to wait for up to 30 days before completing the merger after the FDIC has approved it. Such approval is expected to be obtained and the waiting period to have expired by the end of November 1998.

         In addition, the merger is subject to the approval of or notice to the Mississippi Department of Banking and Consumer Finance. The companies have filed all of the required applications and notices with this state regulatory authority.

         While the companies are not aware of any reason why they shouldn't obtain the remaining regulatory approvals in a timely manner, they can't be certain when they will obtain the approvals or that the companies will obtain them.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 37)

         The completion of the merger depends on a number of conditions being met, including the following:

         1.       Shareholders of Merchants approving the merger;

         2. The New York Stock Exchange having authorized for listing the shares of BancorpSouth common stock to be issued to shareholders of Merchants in the merger;

         4. Receipt of all required regulatory approvals, including that of the FDIC, and the expiration of any regulatory waiting periods;

         5. The absence of any governmental order blocking completion of the merger, or of any proceedings by a government body trying to block it;

         6. Receipt of opinions of legal counsel to each company that the U.S. federal income tax treatment in the merger will generally be as described in this document; and

         7. Howell N. Gage, Jr., the Chairman and Chief Executive Officer of Merchants, and Joel H. Horton, the President and Chief Operating Officer of Merchants, entering into employment agreements with BancorpSouth Bank.

         In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. The companies can't be certain whether or when any of these conditions will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 37)

         The companies can agree at any time to terminate the merger agreement without completing the merger, even if the shareholders of Merchants have already voted to approve it. Also, BancorpSouth can terminate the merger agreement if Merchants' Board of Directors withdraws, or modifies in any way adverse to BancorpSouth, its recommendation that shareholders of Merchants approve the merger.

         Moreover, either company can terminate the merger agreement in the following circumstances:

         1. After a final decision by a governmental authority to prohibit the merger, or after the rejection of an application for a governmental approval required to complete the merger (but in the latter case, only after waiting 60 days);

         2.       If the merger isn't completed by March 31, 1999;

         3.       If the shareholders of Merchants don't approve the merger; or

         4. If the other party violates, in a significant way, any of its representations, warranties or obligations under the merger agreement.

         Generally, a party can only terminate the merger agreement in one of the preceding four situations if that party isn't in violation of the merger agreement or if its violations of the merger agreement aren't the cause of the event permitting termination.

BANCORPSOUTH'S OPTION TO PURCHASE MERCHANTS COMMON STOCK (PAGE 40)

         To induce BancorpSouth to enter into the merger agreement, Merchants granted a stock option to BancorpSouth to purchase up to 148,150 shares of Merchants common stock at a price per share of $63.00. The number of shares of Merchants common stock that may be acquired upon exercise of the stock option may not exceed 19.9% of the issued and outstanding shares of Merchants common stock (without counting shares that are exercisable under the stock option).

         BancorpSouth can't exercise the stock option unless certain specific events take place. These events are generally related to a competing transaction involving a merger, business combination or other acquisition of Merchants or its stock or assets. As of the date of this Prospectus Supplement/Proxy Statement, the companies are not aware that any event of that kind has occurred. The stock option could have the effect of discouraging other companies that might want to combine with or acquire Merchants from doing so. The stock option agreement is attached as Annex D to this Prospectus Supplement/Proxy Statement.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

         Shares of BancorpSouth common stock are listed on the New York Stock Exchange. On May 1, 1998, the last full trading day prior to the public announcement of the merger, BancorpSouth common stock closed at $22.4375 per share. On October 19, 1998, BancorpSouth common stock closed at $19.25 per share.

         There is no established trading market for shares of Merchants common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of Merchants common stock have been bought and sold.

         Based on the exchange ratio in the merger of 3.768 and the closing price of BancorpSouth common stock on October 19, 1998 of $19.25, the implied market value of the consideration that shareholders of Merchants will receive in the merger for each share of Merchants common stock would be $72.53. Of course, the market price of BancorpSouth common stock will fluctuate prior to and after completion of the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for BancorpSouth common stock.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 53)

         This document, and other documents to which you are referred in this document, contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the companies' operations or the performance of the combined company after the merger. Forward-looking statements generally include any of the words "believes," "expects," "anticipates" or similar expressions. Many possible events or factors could affect the future financial results and performance of each of the companies and the combined company after the merger and could cause those results or performance to differ materially from those expressed in forward-looking statements. These possible events or factors include the following:

         1. Problems or delays in bringing the two companies together, either before or after the merger is consummated;

         2.    Legal and regulatory risks and uncertainties;

         3. Economic, political and competitive forces affecting the companies' businesses, markets, constituencies or securities; and

         4. Inaccuracies in the two companies' analyses of these risks and forces, and lack of success of strategies developed to deal with them.

COMPARATIVE UNAUDITED PER SHARE DATA

         The following table shows information, for the periods indicated, about BancorpSouth's and Merchants' net income per share, dividends per share and book value per share, and similar information reflecting the merger of the two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, it is assumed that the two companies had been merged throughout those periods for accounting and financial reporting purposes (a method which is referred to as the "pooling of interests" method of accounting).

         The information listed as "pro forma equivalent" was obtained by multiplying the pro forma amounts by the exchange ratio of 3.768. It is intended to reflect the fact that shareholders of Merchants will be receiving more than one share of BancorpSouth common stock for each share of Merchants common stock exchanged in the merger.


BOOK VALUE PER SHARE:                                        DECEMBER 31, 1997                JUNE 30, 1998
                                                            -------------------               -------------
BancorpSouth historical (1)...........................            $  8.09                        $  8.48
Merchants historical .................................              24.95                          26.29
BancorpSouth and Merchants pro forma (2)..............               8.01                           8.39
Merchants pro forma equivalent (3)....................              30.17                          31.62


NET INCOME PER SHARE:                                                                          SIX-MONTHS
                                                            YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                                            -----------------------           --------------
                                                          1995      1996        1997               1998
                                                          ----      ----        ----               ----
BancorpSouth historical (1)...........................   $ 0.84    $ 1.02      $ 1.02             $ 0.59
Merchants historical .................................     3.27      3.71        4.04               1.96
BancorpSouth and Merchants pro forma (2)..............     0.85      1.02        1.02               0.58
Merchants pro forma equivalent (3)....................     3.20      3.84        3.84               2.19



CASH DIVIDENDS PER SHARE:                                                                       SIX-MONTHS
                                                            YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                                            -----------------------           --------------
                                                          1995      1996        1997               1998
                                                          ----      ----        ----               ----
BancorpSouth historical (1)...........................   $ 0.31    $ 0.35     $ 0.395            $ 0.220
Merchants historical .................................     1.50      1.58       1.930              0.625
BancorpSouth and Merchants pro forma (2)..............     0.31      0.35       0.395              0.220
Merchants pro forma equivalent (3)....................     1.17      1.32       1.490              0.830

-----------------------

(1) Adjusted to reflect two two-for-one stock splits of BancorpSouth common stock, each effected in the form of a 100% stock dividend as of November 20, 1995 and May 15, 1998, respectively.
(2) Presented as if the merger of Merchants into BancorpSouth had been effective throughout the periods presented.
(3) Calculated by multiplying the BancorpSouth and Merchants pro forma amount by the exchange ratio.

                             SELECTED FINANCIAL DATA

         The following tables show summarized unaudited historical financial data for BancorpSouth and for Merchants and also show similar pro forma information reflecting the merger of the two companies. The pro forma information reflects the pooling of interests method of accounting for the merger.

         BancorpSouth and Merchants expect to incur merger-related expenses as a result of combining the companies. The companies also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma income statement information. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information set forth for the six-month period ended June 30, 1998 doesn't indicate what the results will be for the full 1998 fiscal year.

         The information in the following tables is based on the historical financial information of BancorpSouth and Merchants that has been presented in their prior filings with the Securities and Exchange Commission. All of the summary financial information provided in the following tables should be read in connection with this historical financial information, which has been incorporated by reference into this Prospectus Supplement/Proxy Statement. See "WHERE YOU CAN FIND MORE INFORMATION." The financial information as of or for the interim periods ended June 30, 1998 and 1997 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                               BANCORPSOUTH, INC.
                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                                                        For the Six Months
                                                 For the Years Ended December 31,                          Ended June 30,
                                   ---------------------------------------------------------------    -----------------------
                                   1993          1994          1995          1996          1997         1997           1998
                                   ----          ----          ----          ----          ----         ----           ----
                                                                                                             (Unaudited)
EARNINGS SUMMARY:
  Interest revenue ...........  $  193,869    $  207,895    $  252,427    $  277,919    $  307,094    $  147,992    $  165,833
  Interest expense ...........      78,715        85,029       114,457       126,505       144,055        69,249        81,163
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Net interest revenue .......     115,154       122,866       137,970       151,414       163,039        78,743        84,670
  Provision for credit .......       9,032         5,946         6,206         8,804         9,008         3,649         6,013
  losses
  Other revenue ............        26,776        26,012        31,240        40,745        43,667        21,178        23,323
  Other expense ..............      93,176        99,372       111,750       118,472       131,988        60,754        62,343
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Income before income tax
     and accounting change ...      39,722        43,560        51,254        64,883        65,710        35,518        39,637
  Applicable income taxes ....      10,216        12,832        15,750        22,000        20,360        11,631        13,240
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Income before accounting
     change .................       29,506        30,728        35,504        42,883        45,350        23,887        26,397

  Accounting change, net of
     tax .....................       3,429          --            --            --            --           --            --
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Net income .................  $   32,935    $   30,728    $   35,504    $   42,883    $   45,350    $   23,887    $   26,397
                                ==========    ==========    ==========    ==========    ==========    ==========    ==========

PER SHARE DATA:
  Basic earnings .............  $     0.83    $   0.7500    $     0.85    $     1.02    $    1.020    $     0.54    $     0.59
  Diluted earnings ...........        0.82        0.7500          0.84          1.01         1.010          0.53          0.59
  Cash dividends .............        0.27        0.2775          0.31          0.35         0.395          0.19          0.22
  Book value .................        5.91        6.2200          6.86          7.51         8.090          7.79          8.48

BALANCE SHEET DATA
 (PERIOD END):
  Total assets ...............  $2,802,044    $3,019,118    $3,306,159    $3,617,239    $4,180,143    $3,821,106    $4,504,403
  Loans, net of unearned
     income ..................   1,785,933     2,025,614     2,295,166     2,469,334     2,759,027     2,584,607     2,907,802
  Allowance for credit losses.      27,468        30,830        34,636        37,272        39,877        38,721        42,256
  Securities .................     664,741       746,861       679,058       760,805       939,631       895,702     1,161,991
  Deposits ...................   2,466,285     2,598,669     2,863,612     3,161,379     3,540,255     3,342,763     3,852,327
  Long-term debt:
      Parent .................      24,508        24,508        24,508          --            --            --            --
      Subsidiaries ...........        --          23,520        49,116        55,778        47,539        48,928       170,928
  Total stockholders' equity..     233,168       252,852       288,095       315,324       360,422       346,089       378,866

BALANCE SHEET DATA
 (AVERAGES):
  Total assets ...............  $2,659,785    $2,884,539    $3,151,297    $3,452,921    $3,853,818    $3,760,026    $4,319,651
  Total stockholders'
    equity ...................  $  218,504    $  240,929    $  268,395    $  299,749    $  344,166    $  335,672    $  367,461
  Average number of
    diluted shares
    outstanding ..............      40,103        40,780        42,031        42,259        44,789        44,723        45,066

SELECTED RATIOS
 (ANNUALIZED):
  Return on average assets ...        1.24%         1.07%         1.13%         1.24%         1.18%         1.27%         1.22%
  Return on average
    stockholders' equity .....       15.07         12.75         13.23         14.31         13.18         14.23         14.37
    Net interest margin ......        4.89          4.76          4.86          4.81          4.64          4.70          4.33
    Net charge-offs to
    average loans ............        0.34          0.14          0.15          0.26          0.27          0.33          0.20
  Tier 1 capital to
    risk-weighted assets .....       11.00         11.31         12.11         12.14         12.49         12.69          --
  Total capital to
    risk-weighted assets .....       13.70         13.49         13.97         13.39         13.74         13.94          --
  Leverage ratio .............        8.30          8.33          8.56          8.56          8.82          8.87          --



                          MERCHANTS CAPITAL CORPORATION
                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                                           For the Six Months Ended
                                               For the Years Ended December 31,                     June 30,
                                     ----------------------------------------------------  -------------------------

                                     1993        1994        1995        1996        1997       1997        1998
                                     ----        ----        ----        ----        ----       ----        ----
                                                                                                   (Unaudited)
EARNINGS SUMMARY:
      Interest revenue .........   $ 11,638    $ 11,994    $ 14,622    $ 15,685    $ 16,671    $  8,122    $  8,495
      Interest expense .........      4,714       4,887       6,362       6,904       7,403       3,632       3,754
                                   --------    --------    --------    --------    --------    --------    --------
      Net interest revenue .....      6,924       7,107       8,260       8,781       9,268       4,490       4,741
      Provision for credit
        losses..................        132         190         140         320         420         210         210
      Other revenue ............      2,268       1,728       2,200       2,676       2,901       1,416       1,439
      Other expense ............      6,447       6,494       6,993       7,135       7,235       3,623       3,787
                                   --------    --------    --------    --------    --------    --------    --------
      Income before income tax..      2,613       2,151       3,327       4,002       4,514       2,073       2,183
      Applicable income taxes ..        871         750       1,122       1,376       1,511         626         728
                                   --------    --------    --------    --------    --------    --------    --------
      Net income ...............   $  1,742    $  1,401    $  2,205    $  2,626    $  3,003    $  1,447    $  1,455
                                   ========    ========    ========    ========    ========    ========    ========

PER SHARE DATA:
      Basic earnings ...........   $   3.13    $   2.08    $   3.27    $   3.71    $   4.04    $  1.950    $  1.960
      Diluted earnings .........       3.13        2.08        3.27        3.71        4.04       1.950       1.960
      Cash dividends ...........       1.50        1.00        1.50        1.58        1.93       0.575       0.625
      Book value ...............      24.12       23.23       22.97       23.97       24.95      24.210      26.290

BALANCE SHEET DATA
  (PERIOD END):
      Total assets .............   $171,300    $172,301    $195,702    $206,063    $223,999    $210,242    $222,156
      Loans, net of unearned
        income .................     91,567     100,829     127,514     132,410     141,022     132,163     139,230
      Allowance for credit
      losses ...................      1,233       1,273       1,467       1,546       1,592       1,661       1,593
      Securities ...............     59,755      43,850      52,544      42,914      68,152      62,242      53,422
      Deposits .................    154,780     154,142     171,709     177,269     191,136     176,717     184,787
      Long-term debt ...........       --          --          --          --          --          --          --
      Total stockholders'
        equity .................     13,445      13,707      15,437      17,004      18,619      18,031      19,665

BALANCE SHEET DATA
  (AVERAGES):
      Total assets .............   $171,459    $173,868    $188,725    $202,025    $214,470    $211,692    $217,811
      Total stockholders'
        equity .................   $ 13,445    $ 14,242    $ 15,445    $ 16,957    $ 18,531    $ 17,978    $ 19,270
      Average number of diluted
        shares outstanding .....        557         613         674         708         743         743         743

SELECTED RATIOS
 (ANNUALIZED):
      Return on average assets..       1.02%       0.81%       1.17%       1.30%       1.40%       1.37%       1.34%
      Return on average
        stockholders' equity ...      13.19       10.18       14.91       15.86       16.60       16.45       15.10
         Net interest margin ...       4.36        4.41        4.75        4.68        4.65        4.56        4.26
         Net charge-offs to
         average loans .........       0.57        0.15        0.73        0.35        0.28        0.15        0.15
      Tier 1 capital to
        risk-weighted assets ...      13.26       12.93       11.11       11.76       12.44       12.61       13.11
      Total capital to
        risk-weighted assets ...      14.50       14.01       12.36       12.86       13.54       13.81       14.20
      Leverage ratio ...........       7.70        8.03        7.63        8.02        8.21        8.25        8.55



                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997
                                   (UNAUDITED)



                                                      Historical
                                             ---------------------------
                                             BancorpSouth      Merchants     Adjustments          Pro Forma
                                             ------------      ---------     -----------          ---------
      ASSETS:                                                        (In thousands)
     Cash and due from banks.......          $  292,772       $  10,085                           $  302,857
     Held-to-maturity securities...             533,419           --                                 601,571
     Available-for-sale securities.             406,212          68,152                              406,212
     Federal funds sold............               --              3,474                                3,474
     Loans and leases..............           2,852,885         139,426                            2,992,311
     Less: Unearned discount.......              93,858           1,596                               95,454
     Allowance for credit losses...              39,877           1,592                               41,469
                                             ----------       ---------                           ----------
     Net loans and leases..........           2,719,150         136,238                            2,855,388
     Mortgages held for sale.......              39,134           --                                  39,134
     Premises and equipment, net...             101,373           2,698                              104,071
     Other assets..................              88,083           3,352                               91,435
                                             ----------        --------                           ----------
     Total assets..................          $4,180,143        $223,999                           $4,404,142
                                             ==========        ========                           ==========

     LIABILITIES:
     Deposits:
       Non-interest bearing........          $  467,962        $ 25,378                           $  493,340
       Interest bearing............           3,072,293         165,758                            3,238,051
                                             ----------        --------                           ----------
     Total deposits................           3,540,255         191,136                            3,731,391
     Short-term borrowings.........             177,450          11,922                              189,372
     Long-term debt................              47,539           --                                  47,539
     Other liabilities.............              54,477           2,322                               56,799
                                             ----------        --------                           ----------
     Total liabilities.............           3,819,721         205,380                            4,025,101
                                             ----------        --------                           ----------

     STOCKHOLDERS' EQUITY:
     Common stock..................             111,980           3,713        $ 3,283   (1)         118,976
     Capital surplus...............              95,699          13,877         (3,283)  (1)         106,293
     Unrealized gain on available-
       for-sale securities.........               4,482              88                                4,570
     Retained earnings.............             150,580             941                              151,521
     Less cost of treasury stock...              (2,319)           --                                 (2,319)
                                             ----------        --------                           ----------
     Total stockholders' equity....             360,422          18,619                              379,041
                                             ----------        --------        -------            ----------
     Total liabilities and
       stockholders' equity........          $4,180,143        $223,999          --               $4,404,142
                                             ==========        ========        =======            ==========


   ----------------------
    (1) Reclassification of capital accounts to reflect the exchange of Merchants common stock for BancorpSouth common stock.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998
                                   (UNAUDITED)


                                                      Historical
                                             --------------------------
                                             BancorpSouth     Merchants       Adjustments        Pro Forma
                                             ------------     ---------       -----------        ---------
     ASSETS:                                                         (In thousands)
     Cash and due from banks........          $  164,675      $   9,540                          $  174,215
     Held-to-maturity securities....             784,279          --                                784,279
     Available-for-sale securities..             377,712         53,422                             431,134
     Federal funds sold.............              47,000         15,598                              62,598
     Loans and leases...............           3,005,395        140,277                           3,145,672
     Less: Unearned discount........              97,593          1,047                              98,640
     Allowance for credit losses....              42,256          1,593                              43,849
                                              ----------      ---------                          ----------
     Net loans and leases...........           2,865,546        137,637                           3,003,183
     Mortgages held for sale........              59,415          --                                 59,415
     Premises and equipment, net....             106,153          2,515                             108,668
     Other assets...................              99,623          3,444                             103,067
                                              ----------      ---------                          ----------
     Total assets...................          $4,504,403      $ 222,156                          $4,726,559
                                              ==========      =========                          ==========

     LIABILITIES:
     Deposits:
       Non-interest bearing.........          $  488,974      $  22,158                          $  511,132
       Interest bearing.............           3,363,353        162,629                           3,525,982
                                              ----------      ---------                          ----------
     Total deposits.................           3,852,327        184,787                           4,037,114
     Short-term borrowings..........              47,680         16,311                              63,991
     Long-term debt.................             170,928          --                                170,928
     Other liabilities..............              54,602          1,394                              55,996
                                              ----------      ---------                          ----------
       Total liabilities............           4,125,537        202,492                           4,328,029
                                              ----------      ---------                          ----------

     STOCKHOLDERS' EQUITY:
     Common stock...................             111,980          3,713        $  3,283  (1)        118,976
     Capital surplus................              96,130         13,877          (3,283) (1)        106,724
     Unrealized gain on available-
       for-sale securities..........               6,092            142                               6,234
     Retained earnings..............             165,666          1,932                             167,598
     Less cost of treasury stock....              (1,002)         --                                 (1,002)
                                              ----------      ---------                          ----------
     Total stockholders' equity.....             378,866         19,664                             398,530
                                              ----------      ---------        --------          ----------
     Total liabilities and
       stockholders' equity........           $4,504,403      $ 222,156            --            $4,726,559
                                              ==========      =========        ========          ==========


   -----------------------
   (1) Reclassification of capital accounts to reflect the exchange of Merchants common stock for BancorpSouth common stock.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                     For the three years ended December 31,
                     ------------------------------------------------------------------------------------------------
                                  1995                              1996                            1997
                     ------------------------------   ------------------------------   ------------------------------
                     Bancorp-                         Bancorp-                         Bancorp-
                     South       Merchants    Pro     South       Merchants   Pro      South       Merchants    Pro
                     Historical  Historical  Forma    Historical  Historical  Forma    Historical  Historical  Forma
                     ----------  ----------  -----    ----------  ----------  -----    ----------  ----------  -----
                                                    (In thousands except per share amounts)

Interest revenue ..   $252,427   $ 14,622   $267,049   $277,919   $ 15,685   $293,604   $307,094   $ 16,671   $323,765
Interest expense ..    114,457      6,362    120,819    126,505      6,904    133,409    144,055      7,403    151,458
                      --------   --------   --------   --------   --------   --------   --------   --------   --------
Net interest
  revenue .........    137,970      8,260    146,230    151,414      8,781    160,195    163,039      9,268    172,307
Provision for
  credit losses ...      6,206        140      6,346      8,804        320      9,124      9,008        420      9,428
                      --------   --------   --------   --------   --------   --------   --------   --------   --------
Net interest
  revenue, after
  provision for
  credit losses ...    131,764      8,120    139,884    142,610      8,461    151,071    154,031      8,848    162,879
Other revenue .....     31,240      2,200     33,440     40,745      2,676     43,421     43,667      2,901     46,568
Other expense .....    111,750      6,993    118,743    118,472      7,135    125,607    131,988      7,235    139,223
                      --------   --------   --------   --------   --------   --------   --------   --------   --------
Income before
  income tax and
  accounting
  change ..........     51,254      3,327     54,581     64,883      4,002     68,885     65,710      4,514     70,224
Applicable income
  taxes ...........     15,750      1,122     16,872     22,000      1,376     23,376     20,360      1,511     21,871
                      --------   --------   --------   --------   --------   --------   --------   --------   --------
Net income ........   $ 35,504   $  2,205   $ 37,709   $ 42,883   $  2,626   $ 45,509   $ 45,350   $  3,003   $ 48,353
                      ========   ========   ========   ========   ========   ========   ========   ========   ========

EARNINGS PER
SHARE
  Basic ...........   $   0.85   $   3.27   $   0.85   $   1.02   $   3.71   $   1.02   $   1.02   $   4.04   $   1.02
  Diluted .........   $   0.84   $   3.27   $   0.85   $   1.30   $   3.71   $   1.01   $   1.01   $   4.04   $   1.02

AVERAGE SHARES
  Basic ...........     41,749        674     44,289     41,991        708     44,659     44,427        743     47,227
  Diluted .........     42,031        674     44,571     42,259        708     44,927     44,789        743     47,589


              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                        For the six months ended June 30,
                         -------------------------------------------------------------------------------------------
                                              1997                                           1998
                         -----------------------------------------      --------------------------------------------
                          BancorpSouth      Merchants                    BancorpSouth     Merchants
                           Historical       Historical   Pro Forma        Historical      Historical      Pro Forma
                           ----------       ----------   ---------        ----------      ----------      ---------
                                                      (In thousands except per share amounts)

Interest revenue....        $147,992         $8,122       $156,114         $165,833        $8,495          $174,328
Interest expense....          69,249          3,632         72,881           81,163         3,754            84,917
                            --------         ------       --------         --------        ------          --------
Net interest revenue          78,743          4,490         83,233           84,670         4,741            89,411
Provision for credit
  losses............           3,649            210          3,859            6,013           210             6,223
                            --------         ------       --------         --------        ------          --------
Net interest revenue,
  after provision for
  credit losses.....          75,094          4,280         79,374           78,657         4,531            83,188
Other revenue.......          21,178          1,416         22,594           23,323         1,439            24,762
Other expense.......          60,754          3,623         64,377           62,343         3,787            66,130
                            --------         ------       --------         --------        ------          --------
Income before income
  tax...............          35,518          2,073         37,591           39,637         2,183            41,820
Applicable income
  taxes.............          11,631            626         12,257           13,240           728            13,968
                            --------         ------       --------         --------        ------          --------
Net income..........        $ 23,887         $1,447       $ 25,334         $ 26,397        $1,455          $ 27,852
                            ========         ======       ========         ========        ======          ========
EARNINGS PER SHARE
  Basic.............        $   0.54         $ 1.95       $   0.54         $   0.59        $ 1.96          $   0.59
  Diluted...........        $   0.53         $ 1.95       $   0.53         $   0.59        $ 1.96          $   0.58

AVERAGE SHARES
  Basic ............          44,407            743         47,207           44,551           743            47,351
  Diluted...........          44,723            743         47,523           45,066           743            47,866


                            MERCHANTS SPECIAL MEETING


GENERAL

         This Prospectus Supplement/Proxy Statement is first being mailed to the holders (the "Merchants Shareholders") of shares of common stock, $5.00 par value per share ("Merchants Common Stock"), of Merchants Capital Corporation, a Mississippi corporation ("Merchants"), on or about October 21, 1998. It is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the Board of Directors of Merchants (the "Merchants Board") for use at the special meeting of Merchants Shareholders (the "Merchants Special Meeting"), and at any adjournments or postponements thereof, to be held as follows:

                               November 19, 1998
                             4:30 p.m (local time)
                                 Merchants Bank
                            Board Room, Third Floor
                                820 South Street
                            Vicksburg, Mississippi.

At the Merchants Special Meeting, Merchants Shareholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 2, 1998 (the "Merger Agreement"), between Merchants and BancorpSouth, Inc., a Mississippi corporation ("BancorpSouth"), and the transactions contemplated thereby, including the merger of Merchants with and into BancorpSouth (the "Merger").

PROXIES

         A Merchants Shareholder may use the accompanying proxy if such Merchants Shareholder is unable to attend the Merchants Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A Merchants Shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Secretary of Merchants, prior to the taking of the vote at the Merchants Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date or by attending the meeting and voting in person; however, attendance at the Merchants Special Meeting will not in and of itself constitute a revocation of a proxy.

         All written notices of revocation and other communications with respect to the revocation of Merchants proxies should be addressed to:

                          Merchants Capital Corporation
                                820 South Street
                          Vicksburg, Mississippi 39180
                              Attention: Secretary.

         For such notice of revocation or later proxy to be valid, however, it must actually be received by Merchants prior to the vote of the Merchants Shareholders at the Merchants Special Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement.

         Merchants is currently unaware of any other matters that may be presented for action at the Merchants Special Meeting. If other matters do properly come before the Merchants Special Meeting, however, shares represented by proxies will be voted (or not voted) by the persons named in the proxies in their discretion.

SOLICITATION OF PROXIES

         The cost of soliciting proxies from the Merchants Shareholders will be borne by Merchants and BancorpSouth. In addition to the solicitation of proxies by mail, Merchants will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Merchants will reimburse such record holders for their reasonable expenses in so doing. If necessary, Merchants may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Merchants Shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

         The Merchants Board has fixed October 14, 1998 as the record date
(the "Merchants Record Date") for the determination of the Merchants Shareholders entitled to receive notice of and to vote at the Merchants Special Meeting. Accordingly, only Merchants Shareholders of record at the close of business on the Merchants Record Date will be entitled to notice of and to vote at the Merchants Special Meeting. At the close of business on the Merchants Record Date, there were 742,651 shares of Merchants Common Stock entitled to vote at the Merchants Special Meeting held by approximately 540 holders of record.

         The presence, in person or by proxy, of shares of Merchants Common Stock representing a majority of the votes entitled to be cast on the Merger Agreement and the transactions contemplated thereby on the Merchants Record Date is necessary to constitute a quorum at the Merchants Special Meeting. Each share of Merchants Common Stock outstanding on the Merchants Record Date entitles its holder to one vote as to the approval of the Merger Agreement and the transactions contemplated thereby and any other proposal that may properly come before the Merchants Special Meeting.

         Merchants will count shares of Merchants Common Stock present in person at the Merchants Special Meeting but not voting, and shares of Merchants Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Merchants Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as present at the Merchants Special Meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and haven't received instructions as to how to vote on those proposals (so-called "broker non-votes") will be counted as present at the Merchants Special Meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any proposal as to which instructions on how to vote were not provided.

         Under the Mississippi Business Corporation Act (the "MBCA"), approval of the Merger Agreement requires the affirmative vote of the holders of a majority of all votes entitled to be cast on the Merger Agreement at the Merchants Special Meeting. Because approval of the Merger Agreement requires the affirmative vote of the holders of a majority of outstanding shares of Merchants Common Stock, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the Merchants Board urges Merchants Shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

         As of the Merchants Record Date, approximately 223,678 shares of Merchants Common Stock, or approximately 30.12% of the shares entitled to vote at the Merchants Special Meeting, were beneficially owned by directors and executive officers of Merchants. It is expected that each director and executive officer of Merchants will vote the shares of Merchants Common Stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby. In addition, as of the Merchants Record Date, the banking and trust subsidiaries of

Merchants held approximately 84,882 shares of Merchants Common Stock and exercised shared or sole voting power with respect to each of such shares.

         Additional information regarding the directors and executive officers of Merchants, and the beneficial ownership of Merchants Common Stock by individuals and entities owning more than 5% of such stock and by directors and executive officers of Merchants, is incorporated by reference to Merchants' Annual Report on Form 10-K for the year ended December 31, 1997. See "WHERE YOU CAN FIND MORE INFORMATION."

RECOMMENDATION OF THE MERCHANTS BOARD

         The Merchants Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Merchants Board believes that the Merger is fair to and in the best interests of Merchants and the Merchants Shareholders and unanimously recommends that the Merchants Shareholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "THE MERGER -- Reasons for the Merger."

DISSENTERS' RIGHTS

         Under Article 13 of the MBCA, each Merchants Shareholder who dissents from the Merger has the right to have the fair value of such Merchants Shareholder's shares of Merchants Common Stock appraised and paid to such Merchants Shareholder in cash. The following discussion summarizes the provisions of the MBCA which describe such dissenters' rights. For complete information, please review MBCA Sections 79-4-13.01 to 79-4-13.31, a copy of which is attached as Annex B to this Prospectus Supplement/Proxy Statement.

         The availability of dissenters' rights is conditioned upon compliance with applicable law. Accordingly, any Merchants Shareholder who wishes to dissent from the proposed Merger and receive the value of his or her Merchants Common Stock in cash should consult with his or her counsel.

         A Merchants Shareholder's failure to vote against the Merger will not constitute a waiver of his or her appraisal or similar rights. A vote against the Merger by a Merchants Shareholder will not be deemed to satisfy all of the notice requirements under Mississippi law with respect to appraisal rights.

         In order to be eligible to exercise the right to dissent, a Merchants Shareholder must:

         1. Give notice in writing to Merchants prior to the vote on the Merger that such Merchants Shareholder intends to demand payment for his or her shares of Merchants Common Stock if the Merger is consummated; and

         2. Not vote such shares of Merchants Common Stock in favor of the Merger.

         If the Merger is approved at the Merchants Special Meeting, BancorpSouth must deliver a written notice (the "Dissenters' Notice") to all Merchants Shareholders who satisfied the requirements referred to in the preceding paragraph within ten days after the Effective Date. This notice must:

         1. State where the payment demand ("Payment Demand") must be sent and where Merchants Certificates must be deposited;

         2. Inform holders of uncertificated shares of Merchants Common Stock to what extent transfer of the shares will be restricted after the Payment Demand is received;

         3. Supply a form for demanding payment that includes the date of the first announcement to the news media or to Merchants Shareholders of the terms of the proposed Merger and requires that the Merchants Shareholder asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares of Merchants Common Stock before that date;

         4. Set a date by which BancorpSouth must receive the Payment Demand, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered; and

         5.   Be accompanied by a copy of Article 13 of the MBCA.

         A Merchants Shareholder who is sent a Dissenters' Notice must demand payment, certify that such Merchants Shareholder acquired beneficial ownership of the shares of Merchants Common Stock before the date required to be set forth in the Dissenters' Notice, and deposit such Merchants Shareholder's stock certificates in accordance with the terms of the Dissenters' Notice.

         A Merchants Shareholder who demands payment and deposits such Merchants Shareholder's stock certificates in accordance with the previous paragraph retains all other rights of a Merchants Shareholder until those rights are canceled or modified by the consummation of the Merger or the taking of any other proposed corporate action.

         A Merchants Shareholder who does not demand payment or deposit such Merchants Shareholder's stock certificates where required, in each case by the date set forth in the Dissenters' Notice, is not entitled to payment for such Merchants Shareholder's shares of Merchants Common Stock.

         As soon as the Merger is effective, or upon receipt of a Payment Demand, BancorpSouth is required to pay each dissenting Merchants Shareholder who has complied with such Merchants Shareholder's obligations under Mississippi law the amount BancorpSouth estimates to be the fair value of such Merchants Shareholder's shares of Merchants Common Stock, plus accrued interest. This payment must be accompanied by the following:

         1. Merchants' consolidated statement of financial condition as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for the year, and the latest available interim financial statements, if any;

         2. A statement of BancorpSouth's estimate of the fair value of the shares of Merchants Common Stock;

         3.   An explanation of how the interest was calculated;

         4. A statement of the dissenting Merchants Shareholder's right to demand payment under MBCA Section 79-4-13.28; and

         5.   A copy of Article 13 of the MBCA.

         BancorpSouth may elect to withhold payment from a dissenter who was not the beneficial owner of the shares of Merchants Common Stock on the date set forth in the Dissenters' Notice as the date of the first announcement to news media or to the Merchants Shareholders of the terms of the proposed Merger.

         To the extent BancorpSouth elects to withhold payment as described in the immediately preceding paragraph, after consummation of the Merger, BancorpSouth shall estimate the fair value of the shares of Merchants Common Stock, plus accrued interest, and shall pay this amount to each dissenting Merchants Shareholder who agrees to accept it in full satisfaction of such Merchants Shareholder's demand. BancorpSouth shall send with its offer a statement of its estimate of the fair value of the shares of Merchants Common Stock, an explanation of how the interest was calculated and a statement of the dissenting Merchants Shareholder's right to demand payment pursuant to MBCA Section 79-4-13.28.

         A dissenting Merchants Shareholder may notify BancorpSouth in writing of such Merchants Shareholder's estimate of the fair value of his or her shares of Merchants Common Stock and amount of interest due, and demand payment of such estimate (less any payments previously made) or reject BancorpSouth's offer and demand payment of the fair value of such shares and interest due, if:

         1. The dissenting Merchants Shareholder believes that the amount paid or offered by BancorpSouth is less than the fair value of such shares or that the interest due is incorrectly calculated;

         2. BancorpSouth fails to make payment within 60 days after the date set forth demanding payment; or

         3. BancorpSouth, having failed to take the proposed corporate action, does not return the deposited stock certificates within 60 days after the date set for demanding payment.

However, a dissenting Merchants Shareholder waives the right to demand such payment unless such shareholder notifies BancorpSouth of such demand in writing within 30 days after BancorpSouth makes or offers payment for such Merchant Shareholder's shares of Merchants Common Stock.

         If a demand for payment remains unsettled, BancorpSouth must commence a proceeding within 60 days after receiving the Payment Demand and petition the court to determine the fair value of the shares of Merchants Common Stock and accrued interest. If BancorpSouth does not commence this proceeding within this 60-day period, it shall pay each dissenting Merchants Shareholder whose demand remains unsettled the amount demanded.

         BancorpSouth must commence this proceeding in the chancery court of Warren County, Mississippi (the "Chancery Court"). BancorpSouth must make all dissenting Merchants Shareholders whose demands remained unsettled parties to the proceeding and all parties must be served with a copy of the petition. The Chancery Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. Dissenting Merchants Shareholders are entitled to the same discovery rights as parties to other civil litigation.

         Each dissenting Merchants Shareholder made a party to the proceeding is entitled to judgment for the following:

         1. The amount, if any, by which the Chancery Court finds the fair value of such Merchants Shareholder's shares of Merchants Common Stock, plus interest, exceeds the amount paid by BancorpSouth; or

         2. The fair value, plus accrued interest, of such Merchants Shareholder's after-acquired shares for which BancorpSouth elected to withhold payment under MBCA Section 79-4-13.27.

         The Chancery Court in an appraisal proceeding shall determine all costs of the proceeding including the reasonable compensation and expense of appraisers appointed by the Chancery Court. The Chancery Court shall assess these costs against BancorpSouth, except that the Chancery Court may assess costs against all or some of the dissenting Merchants Shareholders, in amounts the Chancery Court finds equitable, to the extent the court finds the dissenting Merchants Shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

         The Chancery Court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         1. Against BancorpSouth and in favor of any and all dissenting Merchants Shareholders if the court finds that BancorpSouth did not substantially comply with the requirements of MBCA Sections 79-4-13.20 through 79-4-13.28; or

         2. Against either BancorpSouth or a dissenting Merchants Shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 13 of the MBCA.

         If the Chancery Court finds that the services of counsel for any dissenting Merchants Shareholder were of substantial benefit to other dissenting Merchants Shareholders similarly situated and that the fees for those services shall not be assessed against BancorpSouth, the Chancery Court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenting Merchants Shareholders who were benefited.

                                   THE MERGER


DESCRIPTION OF THE MERGER

         At the effective time of the Merger (the "Effective Time"), Merchants will merge into BancorpSouth, the separate corporate existence of Merchants will cease, and BancorpSouth will be the surviving corporation (the "Surviving Corporation") and will continue to exist as a Mississippi corporation. In addition, Merchants Bank will merge into BancorpSouth Bank (the "Bank Merger"), the separate existence of Merchants Bank will cease, and BancorpSouth Bank will be the surviving bank.

         Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Merger will become effective upon the filing of articles of merger (the "Articles of Merger") in the offices of the Secretary of State of the State of Mississippi in accordance with the MBCA, and the Bank Merger will become effective upon the filing of articles of merger in the offices of the Mississippi Department of Banking and Consumer Finance (the "Mississippi Banking Department"). See "THE MERGER AGREEMENT--Conditions to the Merger." The Merger will have the effects set forth in Sections 79-4-11.01 and 81-5-85 of the Mississippi Code. BancorpSouth's Amended and Restated Articles of Incorporation and Bylaws as in effect at the Effective Time will be those of the Surviving Corporation.

         At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or Merchants Shareholder, each share of Merchants Common Stock (excluding shares of Merchants Common Stock with respect to which dissenters' rights have been properly demanded in accordance with Article 13 of the MBCA ("Dissenting Shares"), or held by Merchants or any of its subsidiaries or by Merchants or any of its subsidiaries, in each case, other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive 3.768 (the "Exchange Ratio") shares of Common Stock, $2.50 par value per share (the "BancorpSouth Common Stock"), of BancorpSouth, provided that if, before the Effective Time, the shares of BancorpSouth Common Stock are changed into a different number or class of shares due to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend is declared on the shares of Merchants Common Stock with a record date prior to the Effective Time, the Exchange Ratio will be adjusted accordingly.

         The market price of BancorpSouth Common Stock is expected to fluctuate between the date of this Prospectus Supplement/Proxy Statement and the date on which the Merger is consummated and thereafter. Because the Exchange Ratio is fixed and because the market price of BancorpSouth Common Stock is subject to fluctuation, the value of the shares of BancorpSouth Common Stock that Merchants Shareholders will receive in the Merger may increase or decrease prior to the Merger. For further information concerning the historical market prices of BancorpSouth Common Stock and Merchants Common Stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS." No assurance can be given concerning the market price of BancorpSouth Common Stock before or after the Effective Time.

         At the Effective Time, Merchants Shareholders, other than those who perfect dissenters' rights under the MBCA (see "MERCHANTS SPECIAL MEETING-- Dissenters' Rights"), will cease to be, and will have no rights as, Merchants Shareholders, other than to receive the consideration to be issued to Merchants Shareholders in the Merger (the "Merger Consideration"). After the Effective Time, there will be no transfers on the stock transfer books of Merchants of shares of Merchants Common Stock. If, after the Effective Time, Merchants Certificates (as defined herein) are presented for transfer to SunTrust Bank, Atlanta (the "Exchange Agent"), they will be canceled and exchanged for certificates representing shares of BancorpSouth Common Stock as provided in the Merger Agreement.

         In addition, at the Effective Time, all employee stock options to purchase shares of Merchants Common Stock (each, a "Merchants Employee Stock Option") that are then outstanding and unexercised will cease to represent rights to acquire shares of Merchants Common Stock and will be replaced by a stock option issued under BancorpSouth's appropriate stock option plan. The duration and other terms of the new option will be the same as the original Merchants Employee Stock Option, except that all references to Merchants will be deemed to be references to BancorpSouth. The number of shares of BancorpSouth Common Stock purchasable upon exercise of such a Merchants Employee Stock Option will be equal to the number of shares of Merchants Common Stock purchasable under such Merchants Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding down to the nearest whole share. The per share exercise price under each such Merchants Employee Stock Option will be adjusted by dividing such exercise price by the Exchange Ratio, and rounding up to the nearest cent. However, any Merchants Employee Stock Options that are "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") will be adjusted in a manner consistent with Section 422(a) of the Code. In connection with the conversion of the Merchants Employee Stock Options in the Merger, BancorpSouth will reserve for issuance a sufficient number of shares of BancorpSouth Common Stock necessary to satisfy Merchants' obligations with respect to the Merchants Employee Stock Options.

         At the Effective Time, all shares of Merchants Common Stock held by Merchants, or by any of its subsidiaries, other than Trust Account Shares or DPC Shares, will be canceled and will cease to exist, and no BancorpSouth Common Stock or other consideration will be delivered in exchange for such shares. Also at the Effective Time, all shares of BancorpSouth Common Stock held by Merchants or its subsidiaries, other than Trust Account Shares or DPC Shares, will become treasury stock and all other shares of BancorpSouth Common Stock outstanding as of the Effective Time will remain outstanding. Further, Dissenting Shares will not be converted into the right to receive, or be exchangeable for, the Merger Consideration; instead, the holders of Dissenting Shares will be entitled to payment of the appraised value of the Dissenting Shares in accordance with
Article 13 of the MBCA. However, if any holder of Dissenting Shares subsequently delivers a written withdrawal of such holder's demand for appraisal thereof, or if any such holder fails to establish such holder's entitlement to dissenters' rights under Article 13 of the MBCA, such holder will forfeit the right to appraisal and such shares will be deemed to have been converted into the right to receive, and to have become exchangeable for, the Merger Consideration. See "MERCHANTS SPECIAL MEETING--Dissenters' Rights."

BACKGROUND OF THE MERGER

         In November 1997, Merchants' Executive Committee concluded that Merchants should explore the feasibility of entertaining merger proposals, due to the rapid changes in the financial services industry, the attractive prices being paid for acquired banks, the challenges presented by Year 2000 issues and the substantial investments in technology facing Merchants. Merchants retained the law firm of Gerrish & McCreary, P.C. to assist in making this evaluation, and after discussions with Gerrish & McCreary, P.C., decided to prepare marketing materials which could be sent to institutions identified as likely to be interested in acquiring Merchants. A special meeting of the Merchants Board was held on January 19, 1998, at which a plan to sell Merchants was discussed and finalized. At that meeting, the Merchants Board established an Acquisition Committee consisting of Messrs. Howell N. Gage, Ernest G. Thomas and J. E. Blackburn, Jr., each of whom are members of the Merchants Board, and authorized the Acquisition Committee to oversee the sale of Merchants. Gerrish and McCreary, P.C. was authorized to solicit acquisition proposals.

         In January 1998, Gerrish and McCreary, P.C. contacted representatives of BancorpSouth regarding its interest in a business combination with Merchants. In addition, Gerrish and McCreary, P.C. contacted eight other potential acquirers on behalf of Merchants. Five of these potential acquirers (including BancorpSouth) expressed an interest in the proposed transaction, and were provided a package of materials to review for purposes of submitting an acquisition proposal.

         Four preliminary acquisition proposals were received from these companies (including BancorpSouth), with offers ranging in amounts from 16 to 19 times Merchants' net income during 1997 and from 2.59 to 3.06 times Merchants' book value at December 31, 1997. Based upon the Acquisition Committee's review of these proposals, three of these companies were invited to perform a due diligence review of Merchants, and two of them (including BancorpSouth) did so. After these due diligence reviews were performed, firm offers were solicited from these three potential acquirers.

         Members of Merchants' Acquisition Committee visited with each of the three potential acquirers to gain a more in-depth knowledge of the companies and their respective banking philosophies. The Acquisition Committee met with the chairman of the board and other executive management officials of each of the three potential acquirers. After these visits and following a review of the offers from each of the three potential acquirers, the Acquisition Committee determined that the amount of BancorpSouth's offer was more than that of the other two offers and that a combination with BancorpSouth would result in a superior and more strategic fit for Merchants Shareholders, customers and employees than a combination with either of the other two potential acquirers. Based upon that determination, the Acquisition Committee resolved to undertake further negotiations with BancorpSouth with the assistance of Gerrish & McCreary, P.C.

         On March 23, 1998, Mr. Aubrey B. Patterson, the Chairman and Chief Executive Officer of BancorpSouth, contacted Mr. Howell N. Gage, the Chairman and Chief Executive Officer of Merchants, to discuss the proposed transaction, and on March 26, 1998, Mr. Patterson and Mr. Gage met to discuss the matter further. On March 31, 1998, the members of Merchants' Acquisition Committee met with Mr. Patterson and Mr. L. Nash Allen, Jr., the Chief Financial Officer of BancorpSouth, at BancorpSouth's headquarters in Tupelo, Mississippi. During early April 1998, Mr. Patterson engaged in further discussions with Mr. Gage and other representatives of Merchants.

         On April 10, 1998, BancorpSouth submitted a written merger proposal to Merchants' counsel, and on April 22, 1998 representatives of BancorpSouth met with representatives of Gerrish and McCreary, P.C. to discuss the proposal. At the meeting, Merchants submitted a counter-proposal to BancorpSouth. On April 25, 1998, Mr. Patterson met with Mr. Gage and Mr. Thomas to discuss the merger proposal, and the parties instructed their respective counsel to prepare documentation for the transaction. The parties continued to discuss the proposed transaction and its terms. On April 29, 1998, the Board of Directors of BancorpSouth (the "BancorpSouth Board") approved the proposed merger with Merchants. On May 2, 1998, a special meeting of the Merchants Board was held, at which the Merchants Board approved the Merger and the proposed Merger Agreement. Each of the parties signed the Merger Agreement on May 2, 1998.

REASONS FOR THE MERGER; RECOMMENDATION OF THE MERCHANTS BOARD

         The BancorpSouth Board believes that Merchants' market areas are comparable to certain of BancorpSouth's existing market areas. In addition, they perceive that economies of scale and cost savings available through combining administrative functions, and increased competitiveness resulting from combined marketing efforts and budgets, should significantly enhance the operations and financial results of BancorpSouth and BancorpSouth Bank. In addition, the BancorpSouth Board believes that the Merger and Bank Merger should strengthen Merchants Bank's ability (as a part of BancorpSouth Bank) to compete and be successful in its existing markets, in that BancorpSouth Bank offers services that are not currently available to customers of Merchants Bank and BancorpSouth Bank possesses technology that is not currently possessed by Merchants Bank.

         In reaching its determination to approve and adopt the Merger Agreement, the Merchants Board consulted with Merchants' management and its financial and legal advisors, and considered a number of factors. The following is a discussion of the information and factors considered by the Merchants Board in reaching this determination. This discussion is not intended to be exhaustive but includes all of the material factors considered by the Merchants Board. In the course of its deliberations with respect to the Merger, the Merchants Board discussed the anticipated impact of the Merger on Merchants, Merchants Shareholders and Merchants' various other constituencies, and no material disadvantages expected to result from the Merger were identified during these discussions. In reaching its determination to approve and recommend the Merger, the Merchants Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

The following include the material factors considered by the Merchants Board:

         1. The Merchants Board's review, based in part on presentations by its financial advisor, legal counsel and Merchants' management, of the business, operations, technology, dividends, financial condition and earnings of BancorpSouth on an historical and a prospective basis and of the combined company on a pro forma basis, and the historical stock price performance of BancorpSouth Common Stock and the potential impact on the market value of BancorpSouth Common Stock following the Merger;

         2. The resulting relative interests of Merchants Shareholders in the common stock of the combined company following the Merger;

         3. The fact that the Merger would allow Merchants Shareholders to become shareholders in a well-capitalized company, whose stock is traded on the New York Stock Exchange with sufficient trading volume to provide liquidity for Merchants Shareholders;

         4. The presentations of Southard Financial to the Merchants Board, the financial information reviewed by Southard Financial at the meetings of the Merchants Board on May 2, 1998, and the opinion of Southard Financial dated as of May 1, 1998, that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the analyses undertaken, the Exchange Ratio was fair from a financial point of view to Merchants Shareholders (see "--Fairness Opinion");

         5. The process conducted by Merchants' management and its counsel in exploring and determining the potential value which could be realized by Merchants Shareholders in a business combination transaction, including the contacts between Merchants and/or its counsel and certain bank holding companies determined to be the most likely companies to be both interested in and financially and otherwise capable of engaging in a business combination transaction with Merchants, the fact that each of such selected bank holding companies which expressed interest in a business combination transaction with Merchants was afforded an opportunity to submit proposals for such a transaction to Merchants, the terms of the proposals received by Merchants from such bank holding companies and the fact that the indicated value of the Exchange Ratio in the BancorpSouth proposal was higher as of May 2, 1998 than the indicated values of the per share consideration offered in the other proposals submitted to Merchants (see "--Background of the Merger");

         6. The terms of the Merger Agreement and the Merger, including the amount and form of consideration to be received by Merchants Shareholders in the Merger, and the expectation that the Merger will be a tax-free transaction to Merchants, Merchants Shareholders and BancorpSouth to the extent Merchants Shareholders receive shares of BancorpSouth Common Stock;

         7. The current and prospective economic and competitive environment facing the financial services industry generally, and Merchants in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competition;

         8. The challenges presented to Merchants by Year 2000 issues and the substantial investments in technology that would be required to address those issues;

         9. The general impact that the Merger could be expected to have on the constituencies served by Merchants, including its customers, employees and communities;

         10. The anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined company from the Merger, and the likelihood that these would be achieved following the Merger;

         11. The fact that Mr. Howell N. Gage, Chairman and Chief Executive Officer of Merchants, would serve as Chairman of BancorpSouth Bank's advisory community bank board in Vicksburg, Mississippi following the Merger and that Mr.
                  Joel H. Horton, President and Chief Operating Officer of Merchants, would serve as President of BancorpSouth Bank's community bank in Vicksburg, Mississippi following the Merger. The Merchants Board also considered that Messrs.
                  Gage and Horton would enter into employment contracts with BancorpSouth Bank and that the directors and officers of Merchants might be deemed to have interests in the Merger other than their interests generally as Merchants
                  Shareholders (see "--Interests of Certain Persons in the Merger"); and

         12. The terms of the Stock Option Agreement, dated as of May 2, 1998, by and between BancorpSouth and Merchants (the "Stock Option Agreement"), including the risk that the Stock Option Agreement might discourage third parties from offering to acquire Merchants by increasing the cost of such an acquisition, and recognizing that the execution of the Stock Option Agreement was a condition to BancorpSouth's willingness to enter into the Merger Agreement (see "THE MERGER AGREEMENT --Stock Option Agreement").

         THE MERCHANTS BOARD BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MERCHANTS AND THE MERCHANTS SHAREHOLDERS. THE MERCHANTS BOARD UNANIMOUSLY RECOMMENDS THAT MERCHANTS SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION THE MERGER AGREEMENT AND THE COMPLETION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

FAIRNESS OPINION

         Merchants retained Southard Financial, a Memphis, Tennessee financial valuation consulting firm, to render its opinion as to the fairness from a financial point of view to the holders of Merchants Common Stock of the consideration to be paid in the Merger. In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not, recommend the specific exchange ratio between BancorpSouth's and Merchants' respective common stocks. The Merger Consideration was determined by BancorpSouth and Merchants through arm's-length negotiations. Merchants did not place any limitation on the scope of Southard Financial's investigation or review.

         Southard Financial provided the Merchants Board with a fairness opinion letter, dated May 1, 1998, and supporting documentation. That opinion was subsequently updated pursuant to the Merger Agreement. The full text of the updated opinion letter of Southard Financial, dated August 20, 1998, which sets forth certain assumptions made, matters considered, and limitations on the review performed is attached as Annex C. The summary of the fairness opinion of Southard Financial set forth in this Prospectus Supplement/Proxy Statement is qualified in its entirety by reference to the opinion letter.

         In arriving at its fairness opinion, Southard Financial conducted interviews with officers of BancorpSouth and Merchants and reviewed the documents indicated in the opinion letter. Southard Financial did not independently verify the accuracy and/or the completeness of the financial and other information in rendering its fairness opinion. Southard Financial did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of Merchants.

         In connection with rendering its fairness opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of BancorpSouth and Merchants. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

         Under the Merger Agreement, each Merchants Shareholder will receive
3.768 shares of BancorpSouth Common Stock for each one share of Merchants Common Stock. Based upon the Merger terms, the shares of BancorpSouth Common Stock to be received by Merchants Shareholders had a value at June 30, 1998 of about 323% of Merchants' book value, 21.0 times Merchants' trailing 12-month earnings through June 30, 1998, and 28.4% of Merchants' consolidated assets at June 30, 1998. Based upon the review conducted by Southard Financial, the pricing for Merchants Common Stock in the Merger compares favorably to transactions in Mississippi during the past two years and represents a significant premium to the most recent transaction prices for Merchants Common Stock. Southard Financial concluded that the terms of the Merger pursuant to the Merger Agreement was fair, from a financial viewpoint, to Merchants Shareholders.

         In conjunction with the fairness opinion, Southard Financial also provided the Merchants Board with the following analyses.

         DIVIDEND YIELD ANALYSIS

         In evaluating the impact of the proposed Merger on Merchants Shareholders, Southard Financial reviewed the dividend paying histories of Merchants and BancorpSouth. Based upon the Exchange Ratio, had the Merger been consummated prior to January 1, 1997, Merchants Shareholders would have seen a decrease in dividends. The dividend payout ratios of Merchants and BancorpSouth are very similar. Therefore, the overall dividend impact on the Merger should be positive for shareholders of Merchants over the long term assuming that BancorpSouth continues dividend payments at or above current levels.

         EARNINGS YIELD ANALYSIS

         In evaluating the impact of the proposed Merger on Merchants Shareholders, Southard Financial determined that Merchants Shareholders would have seen a slight dilution in their share of earnings for the trailing 12-month period had the Merger been consummated prior to June 30, 1998. Southard Financial concluded that the long-term growth outlook for earnings growth is better for BancorpSouth than for Merchants and expects the Merger to be slightly accretive to earnings prospectively in 1998.

         BOOK VALUE ANALYSIS

         In evaluating the impact of the proposed Merger on Merchants Shareholders, Southard Financial determined that Merchants Shareholders would have seen an increase in the book value of their investment had the Merger been consummated prior to June 30, 1998. The favorable impact on the book value of Merchants Common Stock reflects that the proposed transaction is priced at about 323% of Merchants' book value at June 30, 1998 while shares of BancorpSouth Common Stock were trading at approximately 248% of book value at June 30, 1998.

         FUNDAMENTAL ANALYSIS

         Southard Financial reviewed the financial characteristics of Merchants and BancorpSouth with respect to profitability, capital ratios, liquidity, asset quality and other factors. Southard Financial compared Merchants and BancorpSouth to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council ("FFIEC"). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group.

         LIQUIDITY

         Unlike Merchants Common Stock, shares of BancorpSouth Common Stock are traded on the New York Stock Exchange. Further, BancorpSouth Common Stock is followed by a number of analysts and has institutional investors. Finally, except in the case of certain officers, directors and significant shareholders of Merchants, shares of BancorpSouth Common Stock received in the Merger will be freely tradable with no restrictions.

         Southard Financial is a valuation consulting firm, specializing in the valuation of closely held companies and financial institutions. Since its founding in 1987, Southard Financial has provided approximately 2,000 valuation opinions for clients in 43 states. Additionally, Southard Financial provides valuation services for approximately 120 financial institutions annually. For rendering its opinion, Southard Financial received a fee of $15,794.03, including out of pocket expenses. Southard Financial has never been engaged previously by Merchants or BancorpSouth, and neither Southard Financial nor its principals own an interest in the securities of Merchants or BancorpSouth.

REGULATORY APPROVAL

         Consummation of the Merger is conditioned on, among other things, the receipt of approvals by governmental authorities required in connection with the Merger ("Requisite Regulatory Approvals"), including approvals by the Federal Deposit Insurance Corporation ("FDIC") and the Mississippi Banking Department. BancorpSouth has filed the required notice documentation regarding the Bank Merger with the Mississippi Banking Department. Approval of the Bank Merger by the Mississippi Banking Department is expected to be received following approval of the Merger Agreement by Merchants Shareholders.

         As a state non-member bank, BancorpSouth Bank must file an application with the FDIC for approval of the Merger pursuant to Sections 18(c) and 18(d) of the Federal Deposit Insurance Act. The FDIC may disapprove the application if it finds that the Merger tends to create or result in a monopoly, substantially lessens competition or would be in restraint of trade. BancorpSouth Bank filed such application with the FDIC on July 10, 1998. Following approval of the application by the FDIC, the United States Department of Justice would have an additional 15 calendar days to submit any adverse comments with regard to the Merger relating to competitive factors. Such approval is expected to be obtained and the waiting period to have expired by the end of November 1998.

ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). The unaudited pro forma financial information included in this Prospectus Supplement/Proxy Statement reflects the Merger using the pooling of interests method of accounting. See "SUMMARY--Comparative Unaudited Per Share Data" and "SELECTED FINANCIAL DATA."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material anticipated U.S. federal income tax consequences of the Merger to Merchants Shareholders who hold Merchants Common Stock as a capital asset. The summary is based on the Code, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired Merchants Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Merchants Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. MERCHANTS SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

         In connection with the filing of the Registration Statement, BancorpSouth has received an opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, special counsel to BancorpSouth, dated the date of that filing, addressing the U.S. federal income tax consequences of the Merger described below. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the expected state of facts existing at the Effective Time. In rendering this opinion, such counsel has required and relied upon representations and covenants, including those contained in certificates of officers of Merchants and BancorpSouth. The opinion is to the effect that, for U.S. federal income tax purposes:

         1. The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

         2. No gain or loss will be recognized by BancorpSouth or Merchants as a result of the Merger;

         3. No gain or loss will be recognized by the Merchants Shareholders who exchange all of their Merchants Common Stock solely for BancorpSouth Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth Common Stock); and

         4. The aggregate tax basis of the BancorpSouth Common Stock received by Merchants Shareholders who exchange all of their Merchants Common Stock solely for BancorpSouth Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Merchants Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         Merchants' obligation to consummate the Merger is conditioned upon the receipt of an opinion of Gerrish & McCreary, P.C., and BancorpSouth's obligation to consummate the Merger is conditioned upon the receipt of an opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, in each case dated as of the Effective Time, opining as to the same U.S. federal income tax consequences discussed in the immediately preceding paragraph and as further described under the caption "THE MERGER AGREEMENT--Conditions to the Merger." None of the tax opinions to be delivered to the parties in connection with the Merger as described herein are binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in such opinions or that a court will not sustain such challenge.

         Based upon the current ruling position of the IRS, generally cash received by a Merchants Shareholder in lieu of a fractional share interest in BancorpSouth Common Stock will be treated as received in redemption of such fractional share interest, and a Merchants Shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Merchants Common Stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Merchants Common Stock is greater than one year at the Effective Time. Generally, in the case of individual Merchants Shareholders, such capital gain will be taxed at a maximum rate of 20% (or 10%, if the gain would be taxed at 15% if it were treated as ordinary income) if such Merchants Shareholder's holding period is more than one year. The holding period of a share of BancorpSouth Common Stock received in the Merger (including a fractional share interest deemed received and redeemed as described above) will include the holder's holding period in the Merchants Common Stock surrendered in exchange therefor.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Merchants' management and the Merchants Board may be deemed to have certain interests in the Merger that are in addition to their interests as Merchants Shareholders generally. The Merchants Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         At October 14, 1998, the directors and executive officers of Merchants beneficially owned an aggregate of 223,678 shares of Merchants Common Stock and, based upon the Exchange Ratio of 3.768 and assuming such shares are owned at the Effective Time, would receive an aggregate of approximately 842,819 shares of BancorpSouth Common Stock upon consummation of the Merger.

         Mr. Howell N. Gage, who is Merchants' Chairman and Chief Executive Officer, will become Chairman of BancorpSouth Bank's advisory community bank board in Vicksburg, Mississippi after the Merger. Mr. Joel H. Horton, who is Merchants' President and Chief Operating Officer, will become President of BancorpSouth Bank's community bank in Vicksburg, Mississippi after the Merger. Messrs. Gage and Horton have both entered into employment agreements with BancorpSouth Bank effective upon completion of the Merger.

COMPARISON OF RIGHTS OF SHAREHOLDERS

         At the Effective Time, Merchants Shareholders will automatically become BancorpSouth Shareholders (except for Merchants Shareholders who exercise dissenters' rights). BancorpSouth is a Mississippi corporation governed by provisions of the MBCA and BancorpSouth's Amended and Restated Articles of Incorporation and Bylaws. Merchants is a Mississippi corporation governed by provisions of the MBCA and Merchants' Articles of Incorporation and Bylaws. See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of BancorpSouth Common Stock issuable to Merchants Shareholders upon consummation of the Merger have been registered under the Securities Act of 1933 (the "Securities Act"). Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of Merchants or BancorpSouth, as that term is defined in the rules promulgated under the Securities Act.

         Shares of BancorpSouth Common Stock received by those Merchants Shareholders who are deemed to be affiliates of Merchants at the time of the Merchants Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Securities and Exchange Commission (the "SEC") guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

         Each of BancorpSouth and Merchants has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act (in the case of Merchants' affiliates) and to preserve the ability of the Merger to be accounted for as a pooling-of-interests.

                              THE MERGER AGREEMENT

         The following summary of certain terms and provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and, with the exception of certain exhibits and schedules thereto, is attached as Annex A to this Prospectus Supplement/Proxy Statement.

EXCHANGE OF CERTIFICATES

         At or prior to the Effective Time, BancorpSouth will deposit, or will cause to be deposited, with the Exchange Agent, certificates representing the shares of BancorpSouth Common Stock (collectively, "BancorpSouth Certificates") and cash to be paid in lieu of fractional shares to which a holder of certificates formerly representing Merchants Common Stock ("Merchants Certificates") would otherwise be entitled based on the Exchange Ratio (such cash and BancorpSouth Certificates, together with any dividends or distributions with respect thereto, the "Exchange Fund").

         As soon as practicable, but in no event more than three business days after the date on which the Effective Time occurs (the "Effective Date"), the Exchange Agent will mail to each holder of record of a Merchants Certificate a letter of transmittal for use in exchanging such Merchants Shareholder's Merchants Certificates for the Merger Consideration. Upon surrender of a Merchants Certificate for exchange and cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of a Merchants Certificate will be entitled to receive in exchange for such Merchants Certificate a certificate representing the number of whole shares of BancorpSouth Common Stock ("BancorpSouth Certificate") to which such holder has become entitled pursuant to the Merger Agreement and a check in the amount of cash in lieu of fractional shares, if any, of BancorpSouth Common Stock to which such holder has become entitled pursuant to the Merger Agreement. Merchants Certificates so surrendered will immediately be canceled. No interest will be paid or accrued on any cash to be paid upon such surrender, whether in lieu of fractional shares of BancorpSouth Common Stock or with respect to unpaid dividends or distributions thereon.

         MERCHANTS SHAREHOLDERS SHOULD NOT SEND IN THEIR MERCHANTS CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

         No fractional shares of BancorpSouth Common Stock, and no BancorpSouth Certificates or scrip representing such fractional shares, will be issued in the Merger, nor will any dividend or distribution be payable on or with respect thereto, nor will any such fractional share entitle the holder thereof to vote or to any other rights of a BancorpSouth Shareholder. Instead, BancorpSouth will pay to each Merchants Shareholder who would otherwise be entitled to a fractional share of BancorpSouth Common Stock (after taking into account all Merchants Certificates delivered by such Merchants Shareholder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by $22.5625.

         Any part of the Exchange Fund that remains unclaimed by Merchants Shareholders for 12 months after the Effective Time will be paid to BancorpSouth, and after such time Merchants Shareholders may look only to BancorpSouth for payment of the Merger Consideration and unpaid dividends and distributions, if any, on Merchants Common Stock deliverable in respect of each share of Merchants Common Stock held by such holder, in each case, without interest thereon. None of Merchants, BancorpSouth or the Exchange Agent, or any other person, will be liable to any former Merchants Shareholder for any amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         In the event that any Merchants Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the same, and if required by BancorpSouth, the posting of a bond by such person in an amount that BancorpSouth or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Merchants

Certificate, the Exchange Agent will issue in exchange for such Merchants Certificate the shares of BancorpSouth Common Stock and cash in lieu of fractional shares deliverable in respect thereof.

        No dividends or other distributions with respect to BancorpSouth Common Stock declared after the Effective Time and payable to BancorpSouth Shareholders of record will be paid to the holder of any unsurrendered Merchants Certificate until the holder thereof surrenders such Merchants Certificate in accordance with the Merger Agreement. After the proper surrender of a Merchants Certificate, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BancorpSouth Stock represented by such Merchants Certificate.

CONDITIONS TO THE MERGER

         The obligations of Merchants and BancorpSouth to consummate the Merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the Effective Time, of a number of conditions, which are set forth in the Merger Agreement. These conditions include approval of the Merger Agreement by Merchants Shareholders, receipt of the Requisite Regulatory Approvals, the absence of any legal prohibition to consummation of the Merger, accuracy of the parties' representations and performance of the parties' obligations under the Merger Agreement.

         In addition, the obligation of each party to consummate the Merger is conditioned upon receipt of an opinion from their respective legal counsel to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

         1. No gain or loss will be recognized by BancorpSouth or Merchants as a result of the Merger;

         2. No gain or loss will be recognized by Merchants Shareholders who exchange all of their Merchants Common Stock solely for BancorpSouth Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth Common Stock); and

         3. The aggregate tax basis of the BancorpSouth Common Stock received by Merchants Shareholders who exchange all of their Merchants Common Stock solely for BancorpSouth Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Merchants Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         Further, the obligation of Merchants to consummate the Merger is conditioned upon receipt by Merchants of an opinion from Southard Financial to the effect that as of the date of the opinion and based upon and subject to the matters set forth in the opinion, the Merger is fair to the Merchants Shareholders from a financial point of view. See "THE MERGER--Fairness Opinion."

         BancorpSouth and Merchants cannot guarantee that the Requisite Regulatory Approvals will be obtained or that all of the other conditions precedent to the Merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

TERMINATION OF THE MERGER AGREEMENT

         The Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Merchants Shareholders, as set forth in the Merger Agreement, including by mutual consent of BancorpSouth and Merchants. In addition, the Merger Agreement may be terminated by either party if a governmental entity issues a final order prohibiting the

Merger or (subject to a 60 day waiting period) rejects an application for a Requisite Regulatory Approval, the Merger is not consummated on or before March 31, 1999, Merchants Shareholders fail to approve the Merger or the other party materially breaches its representations or covenants set forth in the Merger Agreement and fails to cure that breach within the prescribed time limit. BancorpSouth may terminate the Merger Agreement if the Merchants Board has withdrawn, modified or changed in a manner adverse to BancorpSouth its approval of, or recommendation to Merchants Shareholders that the Merchants Shareholders approve, the Merger Agreement and the transactions contemplated thereby.

         In the event of termination of the Merger Agreement pursuant to its terms, the Merger Agreement will become void and have no effect, except with respect to the parties' obligations with respect to confidential information and expenses set forth in the Merger Agreement and except that termination will not relieve or release a breaching party from liability or damages for its willful breach of the Merger Agreement.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

         In the Merger Agreement, each of the parties agreed that, prior to the Effective Time and except as expressly contemplated or permitted by the Merger Agreement or the Stock Option Agreement or with the prior written consent of the other party, such party and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice. Each of the parties also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the Merger Agreement.

         Merchants agreed to refrain from issuing or acquiring its capital stock, issuing any options or other securities convertible into or exchangeable for its capital stock, amending its articles of incorporation or bylaws, making any capital expenditure in excess of $100,000, engaging in a material acquisition of another business, adopting or amending any employee benefit plan or compensation arrangement, incurring any indebtedness, disposing of any material assets or entering into, renewing, amending or terminating any material contract.

         In addition, Merchants agreed that, prior to the Effective Time, it and its subsidiaries will not authorize or permit any of their officers, directors, employees or agents to, directly or indirectly, solicit, initiate, facilitate, encourage or participate in any inquiries, proposals, discussions or negotiations relating to a tender or exchange offer, merger, consolidation or other business combination involving Merchants or any of its subsidiaries or the acquisition of a substantial portion of the capital stock or assets of Merchants or any of its subsidiaries (a "Takeover Proposal"). Merchants agreed to immediately cease and terminate any existing activities, discussions or negotiations previously conducted with any parties other than BancorpSouth with respect to any Takeover Proposal, and to notify BancorpSouth immediately if Merchants receives any Takeover Proposal, inquiry or request for information. Merchants also agreed to promptly inform BancorpSouth in writing of all of the relevant details with respect to any Takeover Proposal or request for information, including the material terms and conditions and the identity of the person or group making such request or proposal, and to keep BancorpSouth fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

         Merchants further agreed that it would not provide third parties with any nonpublic information relating to any such Takeover Proposal; however, Merchants may communicate information about any such Takeover Proposal to Merchants Shareholders if, in the judgment of the Merchants Board, such communication is required under applicable law. In addition, Merchants and its officers, directors, employees or agents may provide such information and participate in such discussions or negotiations if the Merchants Board has determined that the failure to do so could cause the members of the Merchants Board to breach their fiduciary duties under applicable laws.

         The Merger Agreement also contains certain other agreements relating to the conduct of the parties prior to the Effective Time, including, among other things, those requiring each party:

         1. To use reasonable best efforts to promptly apply for and obtain all consents and approvals of third parties and governmental entities required to consummate the transactions contemplated by the Merger Agreement;

         2. Subject to certain limitations regarding privileged or confidential information and otherwise, to afford to the other party and its officers, employees, accountants, counsel and other representatives access during normal business hours to all of such party's properties, books, contracts, commitments, records, officers, employees, accountants and counsel and make available all information concerning its business, properties and personnel as such other party may reasonably request;

         3. To use such party's reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" of such party for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for pooling-of-interests accounting treatment, to deliver to the other party to the Merger as soon as practicable a written agreement intended to ensure compliance with the Securities Act (in the case of Merchants' affiliates) and to preserve the ability of the Merger to be accounted for as a pooling-of-interests;

         4. To use and cause its subsidiaries to use reasonable best efforts to take all actions required to comply with any legal requirements in connection with the Merger and, subject to the conditions set forth in the Merger Agreement, to consummate the Merger; and

         5. To coordinate the payment of dividends on Merchants Common Stock and BancorpSouth Common Stock such that Merchants Shareholders and BancorpSouth Shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter due to the exchange of BancorpSouth Common Stock for Merchants Common Stock.

         Merchants also agreed to call and hold the Merchants Special Meeting and to recommend to Merchants Shareholders, through the Merchants Board, the Merger Agreement and the transactions contemplated thereby.

         BancorpSouth also agreed that employees of Merchants and Merchants
Bank ("Merchants Employees") will be eligible to participate in BancorpSouth's employee benefit plans in a manner comparable to that of similarly situated employees of BancorpSouth or BancorpSouth Bank, with prior service with Merchants to be treated as service with BancorpSouth for purposes of determining eligibility to participate, vesting and entitlement to benefits (other than for accrual of pension benefits and 401(k) plan eligibility), satisfaction of any waiting periods, evidence of insurability requirements or application of any pre-existing condition limitations, except to the extent that such treatment would result in a duplication or increase in benefits. BancorpSouth's employee benefit plans are to waive any pre-existing condition limitations to the same extent as waived under the applicable Merchants' employee benefit plan. Merchants Employees are to be given credit for amounts paid under a Merchants employee benefit plan period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of BancorpSouth's employee benefit plan.

         At the Effective Time, BancorpSouth and its subsidiaries are to assume and honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to May 2, 1998 between Merchants or its subsidiaries and any director, officer or employee thereof that were disclosed to BancorpSouth in the disclosure schedule attached to the Merger Agreement. BancorpSouth and Merchants agreed to cooperate and take all reasonable actions after the Effective Time to effect the merger of any Merchants' employee benefit plan that is intended to be qualified under Section 401(a) of the Code into BancorpSouth's appropriate tax-qualified retirement plan, so that the merger of such Merchants plan satisfies the requirements of
Section 414(l) of the Code, unless the Merchants plan is not fully funded under
Section 412 of the Code and Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the merger of the plan would jeopardize the tax-qualified status of a BancorpSouth plan.

         In addition, BancorpSouth agreed to provide indemnification to the officers, directors and employees of Merchants to the full extent permitted by law from and after the Effective Time and to provide, for a period of three years after the Effective Time, directors' and officers' liability insurance for the directors and officers of Merchants to the maximum extent available at an annual premium not to exceed 125% of the amount expended by Merchants as of the date of the Merger Agreement. BancorpSouth also agreed to use its reasonable best efforts to cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange. Further, BancorpSouth agreed that in the event the Merger does not occur by March 31, 1999 or the Merger Agreement is terminated, BancorpSouth will provide consulting services, data processing and related computer support to Merchants in connection with Merchants' Year 2000 compliance program through December 31, 2000. These services, processing and support are to be provided on an arms-length basis at their fair market value.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER; EXPENSES

         Subject to compliance with applicable law, the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Merchants Shareholders; provided, however, that after any approval of the transactions contemplated by the Merger Agreement by the Merchants Shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement which reduces the amount or changes the form of the Merger Consideration other than as contemplated by the Merger Agreement. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

         Prior to the Effective Time, each of the parties to the Merger Agreement may, to the extent legally allowed and only in a written instrument, extend the time for the performance of any of the obligations or other acts of the other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

         Each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby.

STOCK OPTION AGREEMENT

         Concurrently with the execution of the Merger Agreement, BancorpSouth and Merchants executed and delivered the Stock Option Agreement, pursuant to which Merchants granted to BancorpSouth an option (the "Option") to purchase from Merchants up to 148,150 shares of Merchants Common Stock (the "Option Shares") (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the shares of Merchants Common Stock issued and outstanding immediately prior to exercise thereof), at a price of $63.00 per share. Merchants approved and entered into the Stock Option Agreement as an inducement to BancorpSouth to enter into the Merger Agreement. The Stock Option Agreement is included as Annex D to this Prospectus

Supplement/Proxy Statement and this description is qualified in its entirety by reference to the full text of such Agreement.

         The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of or a significant interest in Merchants from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to the Merchants Shareholders which had a higher current market price than the shares of BancorpSouth Common Stock to be received per share of Merchants Common Stock pursuant to the Merger Agreement. The acquisition of Merchants could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquirer of acquiring Merchants compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquirer from considering or proposing an acquisition or might result in a potential acquirer proposing to pay a lower per share price to acquire Merchants than it might otherwise have proposed to pay. The exercise or repurchase of the Option may prohibit any other acquirer of Merchants from accounting for an acquisition thereof using the pooling of interests accounting method for a period of two years.

         The Stock Option Agreement provides for the purchase by BancorpSouth of the Option Shares at an exercise price of $63.00 per share, payable in cash. The Option Shares, if issued pursuant to the Stock Option Agreement, will in no event exceed 19.9% of the Merchants Common Stock issued and outstanding without giving effect to the issuance of any Merchants Common Stock subject to the Option.

         The number of shares of Merchants Common Stock subject to the Option will be increased or decreased, as appropriate, to the extent that additional shares of Merchants Common Stock are either (1) issued or otherwise become outstanding (other than pursuant to the Stock Option Agreement) after May 2, 1998 or (2) redeemed, repurchased, retired or otherwise cease to be outstanding after May 2, 1998, such that, after such issuance, the number of Option Shares will continue to equal 19.9% of the shares of Merchants Common Stock then issued and outstanding without giving effect to the issuance of any Merchants Common Stock subject to the Option. In the event of any change in, or distributions in respect of, the number of shares of Merchants Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution of or in respect of such Merchants Common Stock that would be prohibited by the Merger Agreement, or similar transaction, the type and number of Option Shares purchasable upon exercise of the Option, and the option price, will also be adjusted in such a manner as will fully preserve the economic benefits of the Option.

         The Stock Option Agreement provides that BancorpSouth may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined in Section 2(b) of the Stock Option Agreement) and a Subsequent Triggering Event (as defined in Section 2(c) of the Stock Option Agreement) have occurred prior to the occurrence of an Exercise Termination Event (as defined in Section 2(a) of the Stock Option Agreement), provided that BancorpSouth has sent to Merchants written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in the Stock Option Agreement). The terms "Initial Triggering Event" and "Subsequent Triggering Event" generally relate to attempts by one or more third parties to acquire a significant interest in Merchants. Any exercise of the Option will be deemed to occur on the date such notice of exercise is sent. As of the date of this Prospectus Supplement/Proxy Statement, BancorpSouth is not aware that an Initial Triggering Event or Subsequent Triggering Event has occurred.

         Immediately prior to the occurrence of a Repurchase Event (as defined in Section 7(d) of the Stock Option Agreement), (a) following a request of BancorpSouth, delivered prior to an Exercise Termination Event (as defined in Section 2(a) of the Stock Option Agreement), Merchants (or any successor thereto) will repurchase the Option from BancorpSouth at a price (the "Option Repurchase Price") equal to the amount by which (x) the Market/Offer Price (as defined in Section 7(a) of the Stock Option Agreement) exceeds (y) the option exercise price, multiplied by the number of shares for which the Option may then be exercised and (b) at the request of BancorpSouth from time to time, delivered within 90 days of such occurrence (or such longer period as necessary to obtain any required regulatory approvals or to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), Merchants will repurchase such number of the Option Shares from BancorpSouth as BancorpSouth designates at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

         Within 90 days after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Date (as defined in Section 2(a) of the Stock Option Agreement), subject to extension as provided in the Stock Option Agreement, BancorpSouth may request Merchants to prepare, file and keep current with respect to the Option Shares, a registration statement with the Commission. Merchants is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other disposition of Option Shares. BancorpSouth has the right to demand two such registrations.

         Neither BancorpSouth nor Merchants may assign any of its rights and obligations under the Stock Option Agreement or the Option to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, BancorpSouth, subject to the terms of the Stock Option Agreement, may assign, in whole or in part, its rights and obligations thereunder, within 90 days (subject to extension to obtain necessary regulatory approvals or to avoid liability under Section 16(b) of the Exchange Act) of such Subsequent Triggering Event; provided that until the date 15 days after the date on which the Board of Governors of the Federal Reserve System ("Federal Reserve") approves an application by BancorpSouth to acquire the Option Shares, BancorpSouth may not assign its rights under the Option except in:

         1.    A widely dispersed public distribution;

         2. A private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Merchants capital stock;

         3. An assignment to a single party for the purpose of conducting a widely dispersed public distribution on BancorpSouth's behalf; or

         4.    Any other manner approved by the Federal Reserve.

         Certain rights and obligations of Merchants under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve is required for the acquisition by BancorpSouth of more than 5% of the outstanding shares of Merchants Common Stock.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS


MARKET PRICES

         MERCHANTS

         There is no established trading market for shares of Merchants Common Stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of Merchants Common Stock have been bought and sold. As of October 19, 1998, Merchants Common Stock was held of record by approximately 540 persons.

         BANCORPSOUTH

         BancorpSouth is listed on the New York Stock Exchange under the symbol "BXS." As of October 19, 1998, BancorpSouth Common Stock was held of record by approximately 7,140 persons. The following table sets forth the high and low sale prices for BancorpSouth Common Stock as reported on the New York Stock Exchange since May 15, 1997 and as reported on the Nasdaq Stock Market prior to May 15, 1997 for the periods indicated.



                                                                  HIGH (1)     LOW (1)
                                                                  --------     -------
1998
----
        First Quarter........................................    $24.0000     $20.6250
        Second Quarter.......................................     23.0625      20.3125
        Third Quarter........................................     22.4375      16.8125
        Fourth Quarter (through October 19, 1998)............     19.7500      17.2500

1997
----
        First Quarter........................................    $15.0000     $13.25000
        Second Quarter.......................................     14.7500      13.25000
        Third Quarter........................................     18.0000      14.50000
        Fourth Quarter.......................................     24.1875      17.59375

1996
----
        First Quarter........................................    $12.750      $11.2500
        Second Quarter.......................................     12.875       10.6875
        Third Quarter........................................     12.000       10.7500
        Fourth Quarter.......................................     14.250       11.8750

       --------------------
       (1) Adjusted to reflect a two-for-one stock split of the BancorpSouth Common Stock, effected in the form of a 100% stock dividend as of May 15, 1998.

DIVIDENDS

         The following table sets forth cash dividends declared per share of BancorpSouth Common Stock and Merchants Common Stock, respectively, for the periods indicated. The ability of either BancorpSouth or Merchants to pay dividends to its respective shareholders is subject to certain restrictions.


         BANCORPSOUTH

                                                                        DIVIDENDS
                                                                       PER SHARE(1)
                                                                       -----------
           1998
           ----
                   First Quarter...................................... $   0.11
                   Second Quarter.....................................     0.11
                   Third Quarter......................................     0.11
                   Fourth Quarter (through October 19, 1998)..........       --

           1997
           ----
                   First Quarter...................................... $   0.095
                   Second Quarter.....................................     0.095
                   Third Quarter......................................     0.095
                   Fourth Quarter.....................................     0.110

           1996
           ----
                   First Quarter...................................... $   0.085
                   Second Quarter.....................................     0.085
                   Third Quarter......................................     0.085
                   Fourth Quarter.....................................     0.095

         ----------------
         (1) Adjusted to reflect a two-for-one stock split of the BancorpSouth Common Stock, effected in the form of a 100% stock dividend as of May 15, 1998.


           MERCHANTS

                                                                         DIVIDENDS
                                                                         PER SHARE
                                                                         ---------
           1998
           ----
                   First Quarter....................................... $   0.300
                   Second Quarter......................................     0.325
                   Third Quarter.......................................     0.325
                   Fourth Quarter (through October 19, 1998)...........       --

           1997

                   First Quarter....................................... $   0.26
                   Second Quarter......................................     0.30
                   Third Quarter.......................................     0.30
                   Fourth Quarter......................................     1.05

           1996

                   First Quarter....................................... $   0.23
                   Second Quarter......................................     0.26
                   Third Quarter.......................................     0.26
                   Fourth Quarter......................................     0.74


                           INFORMATION ABOUT MERCHANTS


GENERAL

         Merchants is a one bank holding company which owns all of the outstanding stock of Merchants Bank of Vicksburg, Mississippi. Merchants was incorporated under the Mississippi Business Corporation Act on November 11, 1980, for the purpose of acquiring the outstanding stock of Merchants Bank and related purposes. The acquisition of Merchants Bank by Merchants was accomplished by means of an exchange offer to Merchants Bank shareholders which was consummated in May 1982. Merchants Bank is the principal asset and the principal source of revenue of Merchants. As of June 30, 1998, Merchants had total assets of about $222.2 million, deposits of about $184.8 million and shareholders' equity of about $19.7 million.

         Merchants Bank, which was organized in 1886, operates four banking locations in the Vicksburg, Mississippi area and has an office in Utica, Mississippi and Edwards, Mississippi. In addition, Merchants Bank has a loan production office in Jackson, Mississippi. In 1994, Merchants Bank changed its legal status from a national bank to a Mississippi state bank and officially started its operations as a state bank on September 26, 1994. During 1985, Merchants established Merchants Data Services, Inc. ("Merchants Data Services") as a wholly-owned subsidiary. Merchants Data Services provided data processing services for Merchants Bank, other banks and various individual accounts. Such activities involved the collection, transcription, processing and storage of banking or related economic data. In December, 1993, all of the assets of Merchants Data Services were transferred to Merchants Bank, and Merchants Data Services was dissolved as of August 12, 1994.

         During 1989, Merchants Bank established Merchants Credit Company ("Merchants Credit") as a wholly-owned subsidiary. Merchants Credit provided small loans to individuals to finance consumer goods. Such activities involved the making, booking and collecting of small consumer loans. Substantially all the assets of Merchants Credit were sold during 1993 to an unrelated party. The corporate entity continues to exist as a Mississippi corporation. In late 1997, Merchants Bank created Merchants Insurance Agency, Inc. as a wholly-owned subsidiary.

         Merchants Bank is engaged in the general retail banking business, and provides services to individuals, farmers and other small and medium-size businesses. These services include conventional checking and savings accounts, money market accounts, certificates of deposit, business loans, Master Card, VISA and other consumer oriented financial services, and safe deposit and night depository facilities. Merchants Bank offers ten automated teller machines at seven locations (multiple machines at the casinos) in Vicksburg which provide 24-hour banking services to customers of Merchants Bank. Merchants Bank also provides fiduciary services to individuals and businesses, and administers (as trustee and in other fiduciary and representative capacities) personal trusts and estates and business benefit plans. At December 31, 1997, Merchants Bank ranked twenty-second in total assets of the 120 banks in the State of Mississippi, and employed 145 employees, 117 of whom were full time. Merchants Bank's primary service areas are in Warren and western Hinds Counties, Mississippi.

COMPETITION

         All phases of the banking industry in Merchants' market area are highly competitive. Merchants Bank competes actively with national and state banks in its service areas for deposits and loans, and trust and other financial services business. In addition, Merchants Bank competes in its service areas with other financial institutions, including personal loan companies, finance companies, insurance companies, credit unions, and brokerage companies. The deregulation of depository institutions as well as the increased ability of non-banking financial institutions to provide services previously reserved for commercial banks has intensified competition. Because non-banking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, in many instances they may operate with greater flexibility.

REGULATION AND SUPERVISION

         Merchants, as a registered bank holding company, is subject to regulation and examination by the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and is required to file with the Federal Reserve an annual report and such additional reports as the Federal Reserve may require. The Bank Holding Company Act generally restricts activities of bank holding companies and their subsidiaries to banking and the business of managing and controlling banks, and to other activities which are determined by the Federal Reserve to be closely related to banking or the management or control of banks. In addition, the Bank Holding Company Act requires the prior approval of the Federal Reserve of the acquisition by Merchants of more than 5% of the voting shares of any additional bank, and would prohibit the acquisition by Merchants of a bank located outside the State of Mississippi unless the laws of the state in which such a bank is located specifically authorize such acquisition.

         Merchants Bank is subject to supervision and examination by various regulatory authorities. Merchants Bank, as a state chartered bank that is a member of the Federal Reserve, is subject to state and federal banking laws and the general supervision of the Federal Reserve, which conducts periodic examinations of Merchants Bank. Merchants Bank is also subject to applicable state banking department supervision and examination. Funds on deposit with Merchants Bank are insured by, and Merchants Bank is subject to, regulation, supervision and examination by the FDIC and is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and types of services that may be offered. Various consumer laws and regulations also affect the operations of Merchants Bank.

         HOLDING COMPANY LIABILITY

         Federal Reserve policy requires bank holding companies to serve as a source of financial strength to their subsidiary banks by standing ready to use available resources to provide adequate capital funds to subsidiary banks during periods of financial stress or adversity. A bank holding company also could be liable under certain provisions of a new banking law for the capital deficiencies of an undercapitalized bank subsidiary. In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for a subsequent breach of such obligation will generally have priority over most other unsecured claims.

         TRANSACTIONS WITH AFFILIATES

         Merchants Bank is subject to restrictions under federal and state law which limit a bank's extensions of credit to, and certain other transactions with, affiliates. Such transactions by any subsidiary bank with any one affiliate are limited in amount to 10% of such subsidiary bank's capital and surplus and with all affiliates to 20% of such subsidiary bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in accordance with specific statutory requirements. The purchase of low quality assets from affiliates is generally prohibited. Federal law also provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to the institution as those prevailing at the time for comparable transactions involving other non-qualified companies or, in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to, or would apply to, non-affiliated companies.

         Certain regulations require the maintenance of minimum risk-based capital ratios, which are calculated with reference to risk-weighted assets, which include on- and off-balance sheet exposures. The Federal Reserve has established guidelines for both Merchants and Merchants Bank, which are generally similar. The Federal Reserve has also adopted minimum leverage ratios for bank holding companies and banks.

         MINIMUM CAPITAL REQUIREMENTS

         On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. FDICIA substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and revised several other federal banking statutes.

         Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital categories:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the regulations, a "well capitalized" institution has a minimum total capital to total risk-weighted assets ratio of at least 10%, a minimum Tier I capital to total risk-weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and is not subject to any written order, agreement, or directive. An "adequately capitalized" institution has a total capital to total risk-weighted assets ratio of at least 8%, a Tier I capital to total risk-weighted assets ratio of at least 4% and a leverage ratio of at least 4% (3% if given the highest regulatory rating and not experiencing significant growth), but does not qualify as "well capitalized." An "undercapitalized" institution fails to meet any one of the three minimum capital requirements. A "significantly undercapitalized" institution has a total capital to total risk-weighted assets ratio of less than 6%, a Tier I capital to total risk-weighted assets ratio of less than 3% or a leverage ratio of less than 3%. A "critically undercapitalized" institution has a leverage ratio of 2% or less. Under certain circumstances, a "well capitalized," "adequately capitalized" or "undercapitalized" institution may be required to comply with supervisory actions as if the institution was in the next lowest capital category.

         FDIC INSURANCE ASSESSMENTS

         Merchants Bank is subject to FDIC deposit insurance assessments. Pursuant to the FDICIA, the FDIC adopted a transitional risk-based system for determining deposit insurance assessments that become effective on January 1, 1993. During 1997, the assessment rate on Bank Insurance Fund ("BIF") deposits was $.0001256 per $100 of deposits. The rate on Savings Association Insurance Fund ("SAIF") deposits was $.000628 per $100 of deposits for 1997. Merchants Bank has SAIF deposits resulting from a savings and loan purchase during the early 1990s.

         EFFECTS OF MONETARY POLICY ON COMMERCIAL BANKING

         All commercial banking operations are affected by the policies of monetary authorities, including the Federal Reserve, and these policies change from time to time. One of the functions of the Federal Reserve is to regulate the national supply of bank credit in order to achieve economic results deemed appropriate by the Federal Reserve, including efforts to combat unemployment, recession, and inflation. Among the instruments of monetary policy used to implement these objectives are: (i) open market operations in U.S. government securities; (ii) changes in the discount rate on member bank borrowings and
(iii) changes in reserve requirements against member bank deposits. These are used in varying combinations to influence overall growth of bank loans, investments, and deposits.

         The monetary policies of bank regulatory and other authorities have affected the operating results of commercial banks in the past and are expected to continue to do so in the future. In light of the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, it is difficult to predict possible future changes in interest rates, deposit levels, loan demand, or Merchants' business and earning potential.

         Various other legislation, including proposals to overhaul banking regulatory systems and to limit the investments that a depository institution may make with insured funds are from time to time introduced in Congress. Merchants cannot determine the ultimate effect that the FDICIA and the implementing regulations to be adopted thereunder, or any other potential legislation, if enacted, would have upon its financial condition or results of operations.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

         Merchants Shareholders, whose rights are governed by the MBCA and Merchants' Amended and Restated Articles of Incorporation (the "Merchants Articles") and Amended and Restated Bylaws (the "Merchants Bylaws"), will become BancorpSouth shareholders upon consummation of the Merger. As such, the rights of the former Merchants Shareholders will be governed by the MBCA and BancorpSouth's Amended and Restated Articles of Incorporation (the "BancorpSouth Articles") and Bylaws (the "BancorpSouth Bylaws").

         While it is impractical to summarize all such differences, set forth below are the material differences between the rights of Merchants Shareholders under the Merchants Articles, the Merchants Bylaws and the MBCA and the rights of BancorpSouth shareholders under the BancorpSouth Articles, BancorpSouth Bylaws and the MBCA.

VOTING RIGHTS; CUMULATIVE VOTING

         Merchants. The Merchants Bylaws provide for cumulative voting by Merchants Shareholders in elections of members of the Merchants Board. A Merchants Shareholder may cumulate his or her votes and give one candidate for director, or distribute among more than one candidate, a number of votes equal to the number of directors to be elected times the number of shares of Merchants Common Stock held by such Merchants Shareholder. In voting on matters other than election of director on which a Merchants Shareholder is entitled to vote, such as approval of the Merger Agreement, each share of Merchants Common Stock entitles the holder to one vote.

         BancorpSouth. The BancorpSouth Articles provide that each share of issued and outstanding BancorpSouth Common Stock entitles the holder to one vote on each matter with respect to which shareholders are entitled to vote. The BancorpSouth Articles and Bylaws do not provide for cumulative voting by shareholders.

CHANGE OF CONTROL

         Merchants. The Merchants Articles and Merchants Bylaws do not provide for the staggered election of members of the Merchants Board. Directors of Merchants are elected annually for a one year term. Between meetings of Merchants Shareholders, the Merchants Board may not increase the number of directors of Merchants beyond the number of directors last elected by Merchants Shareholders by more than two, if the number elected was 15 or less, or four, if the number elected was 16 or more. Merchants has not adopted a shareholder rights plan.

         BancorpSouth. The BancorpSouth Articles contain several provisions which make a change of control of BancorpSouth more difficult to accomplish without the approval of the Board of Directors of BancorpSouth, including the following:

         1. The BancorpSouth Board is divided into three classes so that approximately one-third of the directors will be subject to reelection at each annual meeting of the shareholders of BancorpSouth.

         2. The BancorpSouth Bylaws provide that a vote of at least 80% of the outstanding shares of BancorpSouth Common Stock is required to increase the maximum number of members of the BancorpSouth Board unless the BancorpSouth Board recommends such an increase.

         3. The BancorpSouth Articles provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth is required in the event that the BancorpSouth Board does not recommend to BancorpSouth shareholders a vote in favor of a merger or consolidation of BancorpSouth with, or a sale or lease of all or substantially all of the assets of BancorpSouth to, any person or entity.

         4. The affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth, as well as at least 67% of the outstanding shares of voting stock of BancorpSouth not held by a person owning or controlling 20% or more of BancorpSouth's voting stock ("Controlling Person"), shall be required for the approval of a merger, consolidation, or sale or lease of all or substantially all of BancorpSouth's assets with or to a Controlling Person, except in certain instances.

         5. BancorpSouth has implemented a shareholders' rights plan under which a common stock purchase right ("BancorpSouth Right") attaches to and trades with each share of BancorpSouth Common Stock. Upon the occurrence of certain events, including the acquisition of or tender for 20% or more of the outstanding shares of BancorpSouth Common Stock by any person, then the holders of each such purchase right (except those held by the acquiring person) will be entitled to purchase a share of BancorpSouth Common Stock at 50% of the then current market price.

BOARD OF DIRECTORS

         Merchants. The Merchants Board is to consist of five to 25 members, as determined from time to time by the Merchants Board, and on the date of this Prospectus Supplement/Proxy Statement consisted of 15 members. Between meetings of Merchants Shareholders, the Merchants Board may not increase the number of directors of Merchants beyond the number of directors last elected by Merchants Shareholders by more than two, if the number elected was 15 or less, or four, if the number elected was 16 or more. Vacancies in the Merchants Board may be filled by the act of a majority of the remaining members of the Merchants Board.

         BancorpSouth. The BancorpSouth Board is to consist of nine to 24 members, as determined from time to time by the BancorpSouth Board, and on the date of this Prospectus Supplement/Proxy Statement consisted of 11 members. The vote of at least 80% of the outstanding shares of BancorpSouth Common Stock is required to increase the maximum number of members of the BancorpSouth Board unless the BancorpSouth Board recommends such an increase. Any vacancy arising from a director's early retirement from the BancorpSouth Board or an increase in the number of members of the BancorpSouth Board is to be filled by vote of the shareholders of BancorpSouth. The members of the BancorpSouth Board are divided into three classes, with the classes elected for staggered three-year terms. Each director of BancorpSouth must own at least $200 of par value of unencumbered shares of BancorpSouth Common Stock.

REMOVAL OF DIRECTORS

         Merchants. The Merchants Articles and Bylaws do not provide for removal of directors.

         BancorpSouth. The BancorpSouth Articles provide that a director of BancorpSouth may be removed for cause by the affirmative vote of a majority of the entire BancorpSouth Board, and may be removed by the BancorpSouth shareholders only for cause.

AUTHORIZED SHARES OF CAPITAL STOCK

         Merchants. The Merchants Articles provide that Merchants is authorized to issue up to 1,000,000 shares of Merchants Common Stock, which have a par value of $5.00 per share.

         BancorpSouth. The BancorpSouth Articles provide that BancorpSouth may issue up to 500,000,000 shares of BancorpSouth Common Stock, which have a par value of $2.50 per share.

RIGHTS OF SHAREHOLDERS TO CALL SPECIAL MEETINGS

         Merchants. The Merchants Bylaws provide that a special meeting of the Merchants Shareholders may be called, for any purpose, by the President of Merchants, the Merchants Board or at the request of the holders of not less than one-third of the shares of Merchants Common Stock entitled to vote at such meeting.

         BancorpSouth. The BancorpSouth Articles provide that a special meeting of the BancorpSouth shareholders may be called by the Chief Executive Officer or Secretary of BancorpSouth, or by the holders of not less than a majority of the shares of BancorpSouth Common Stock entitled to vote at such meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         BancorpSouth has filed with the SEC under the Securities Act a Registration Statement on Form S-4 and a Post-Effective Amendment No. 1 thereto that registers the distribution to Merchants Shareholders of the shares of BancorpSouth Common Stock to be issued in connection with the Merger (collectively, the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contain additional relevant information about BancorpSouth, Merchants and the BancorpSouth Common Stock. The rules and regulations of the SEC allow the companies to omit certain information included in the Registration Statement from this Prospectus Supplement/Proxy Statement.

         In addition, BancorpSouth and Merchants file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
Room 1024                Suite 1300                 500 West Madison Street
Washington, D.C. 20549   New York, New York 10048   Suite 1400
                                                    Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BancorpSouth and Merchants, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about BancorpSouth at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows BancorpSouth and Merchants to "incorporate by reference" information into this Prospectus Supplement/Proxy Statement from documents that BancorpSouth and Merchants have previously filed with the SEC. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about the companies and their financial condition. The information incorporated by reference is considered to be a part of this

Prospectus Supplement/Proxy Statement, except for any information that is superseded by other information that is set forth directly in this document.

         This Prospectus Supplement/Proxy Statement incorporates by reference the following documents with respect to Merchants:

         1. Merchants' 1997 Annual Report to Shareholders (but excluding the letter to shareholders on pages 2 and 3, and the information on page 44, of the report);

         2. Merchants' Annual Report on Form 10-K for the year ended December 31, 1997;

         3. Merchants' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         4. Merchants' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and

         5.    Merchants' Current Report on Form 8-K dated May 13, 1998.

         In addition, a copy of each of the following documents with respect to Merchants is being separately furnished to you concurrently with this Prospectus Supplement/Proxy Statement:

         1.    Merchants' 1997 Annual Report to Shareholders; and

         2. Merchants' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

         This Prospectus Supplement/Proxy Statement incorporates by reference the following documents with respect to BancorpSouth:

         1. BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 1997;

         2. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         3. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

         4.    BancorpSouth's Current Report on Form 8-K dated May 18, 1998;

         5.    BancorpSouth's Current Report on Form 8-K dated July 10, 1998;

         6.    BancorpSouth's Current Report on Form 8-K dated September 3,
               1998;

         7. The description of BancorpSouth Common Stock contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997; and

         8. The description of BancorpSouth Rights contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997.

         BancorpSouth incorporates by reference additional documents that BancorpSouth may file with the SEC between the date of this Prospectus Supplement/Proxy Statement and the date of the Merchants Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         BancorpSouth has supplied all information contained or incorporated by reference in this Prospectus Supplement/Proxy Statement relating to BancorpSouth, as well as all pro forma financial information. Merchants has supplied all information contained or incorporated by reference in this Prospectus Supplement/Proxy Statement relating to Merchants.

         You can obtain copies of the documents incorporated by reference in this Prospectus Supplement/Proxy Statement with respect to BancorpSouth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus Supplement/Proxy Statement, by requesting them in writing or by telephone from BancorpSouth at the following:

                               BancorpSouth, Inc.
                              One Mississippi Plaza
                            Tupelo, Mississippi 38801
                                 (601) 680-2000
                              Attention: Secretary.

         You can obtain copies of the documents incorporated by reference in this Prospectus Supplement/Proxy Statement with respect to Merchants without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus Supplement/Proxy Statement, by requesting them in writing or by telephone from BancorpSouth at the following:

                          Merchants Capital Corporation
                                820 South Street
                          Vicksburg, Mississippi 39180
                                 (601) 636-3752
                              Attention: Secretary.

         If you would like to request documents from Merchants or BancorpSouth, please do so by November 12, 1998 to receive them before the Merchants Special Meeting. You can also obtain copies of these documents from the SEC through the SEC's Internet world wide web site or at the address described in this section above.

         You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement/Proxy Statement in considering how to vote your shares at the Merchants Special Meeting. Neither BancorpSouth nor Merchants has authorized anyone to provide you with information that is different from the information in this document. This Prospectus Supplement/Proxy Statement is dated October 21, 1998. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Prospectus Supplement/Proxy Statement nor the issuance of BancorpSouth Common Stock in the Merger shall create any implication to the contrary.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Prospectus Supplement/Proxy Statement contains certain forward-looking statements about the financial condition, results of operations and business of BancorpSouth and Merchants and about the combined company following the Merger. These statements concern the cost savings, revenue enhancements and other advantages the companies expect to obtain from the Merger, the anticipated impact of the Merger on BancorpSouth's financial performance and earnings estimates for the combined company. These statements appear in several sections of this Prospectus Supplement/Proxy Statement, including "SUMMARY," "THE MERGER -- Reasons for the Merger" and "THE MERGER -- Fairness Opinion." Also, the forward-looking statements generally include any of the words "believes," "expects," "anticipates," "intends," "estimates," "plans" or similar expressions.

         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BancorpSouth and Merchants, and of the combined company, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of BancorpSouth or Merchants. In addition, neither BancorpSouth nor Merchants intend to, nor are they obligated to, update these forward-looking statements after this Prospectus Supplement/Proxy Statement is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, BancorpSouth and Merchants claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

         Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

         1. Cost savings the companies expect from the Merger might not be fully realized or realized within the time frame the companies anticipate;

         2.     Revenues following the Merger may be lower than expected;

         3. Loss of deposits, customers or revenues following the Merger may be greater than anticipated;

         4. Competitive pressure among financial services providers in the mid-south region of the United States or in the financial services industry generally may increase significantly;

         5. Costs or difficulties related to regulatory requirements involved in combining the two companies may be greater than expected;

         6. Interest rates may change in such a way as to reduce the companies' margins;

         7. General economic or monetary conditions, either nationally or regionally, may be less favorable than expected, resulting in a deterioration in credit quality or a diminished demand for the companies' services and products;

         8. Changes in laws or government rules, or the way in which courts interpret these laws or rules, may adversely affect the companies' businesses; and

         9. Business conditions, inflation or securities markets may undergo significant change.

                                  LEGAL MATTERS

         The validity of the shares of BancorpSouth Common Stock to be issued to the Merchants Shareholders in the Merger will be passed upon by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, special counsel to BancorpSouth. Certain matters concerning the Merger will be passed upon on behalf of BancorpSouth by Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi. Certain legal matters concerning the Merger will be passed upon on behalf of Merchants by Gerrish & McCreary, P.C., Memphis, Tennessee.

                                     EXPERTS

         The Consolidated Financial Statements of BancorpSouth as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Prospectus Supplement/Proxy Statement and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

         The Consolidated Financial Statements of Merchants as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in this Prospectus

Supplement/Proxy Statement and in the Registration Statement, are included in reliance upon the report of May & Co., independent certified public accountants, Vicksburg, Mississippi, upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS


                               15,000,000 SHARES

                                  BANCORPSOUTH


                                  COMMON STOCK


         BancorpSouth, Inc. may from time to time offer shares of its common stock in an aggregate amount of up to 15,000,000 shares, on terms and at prices to be determined at the time of such offerings and set forth in one or more supplements to this Prospectus. BancorpSouth is a Mississippi corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

         Shares of BancorpSouth common stock are to be offered directly by BancorpSouth in connection with the acquisition of, or business combination with, certain banking or savings institutions. The specific terms under which shares of BancorpSouth common stock are being offered in connection with the delivery of this Prospectus will be set forth in the applicable supplement and will include the specific number of shares of BancorpSouth common stock and the issuance price per share. BancorpSouth common stock may not be sold through this Prospectus without delivery of the applicable supplement.

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS."

                                 ---------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 ---------------


         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                 ---------------


               The date of this Prospectus is September 24, 1998

                                   THE COMPANY

         BancorpSouth, Inc. ("BancorpSouth") is a bank holding company with financial services operations in Mississippi and Tennessee. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, conducts a commercial banking and trust business through offices located in communities throughout Mississippi and West Tennessee. In addition, BancorpSouth Bank operates consumer finance, credit life insurance and insurance agency subsidiaries. BancorpSouth Bank operates under the trade names "Bank of Mississippi" in Mississippi and "Volunteer Bank" in Tennessee.

         BancorpSouth, through its subsidiaries, provides a range of financial services to individuals and small-to-medium size businesses. Various types of checking accounts, both interest bearing and non-interest bearing, are available. Savings accounts and certificates of deposit with a range of maturities and interest rates are available to meet the needs of customers. Other services include safe deposit and night depository facilities. Limited 24-hour banking with automated teller machines is provided in most of its principal markets. BancorpSouth Bank is an issuing bank for MasterCard, and overdraft protection is available to approved MasterCard holders maintaining checking accounts with BancorpSouth Bank.

         BancorpSouth offers a variety of services through the trust department of BancorpSouth Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

         BancorpSouth's lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by BancorpSouth's loan officers, present savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. BancorpSouth has established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

         BancorpSouth's principal office is located at One Mississippi Plaza, Tupelo, Mississippi, 38801 and its telephone number is (601) 680-2000.


                              AVAILABLE INFORMATION

         BancorpSouth has filed a Registration Statement on Form S-4, including amendments thereto, if any, with respect to BancorpSouth common stock (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"). This Prospectus and any accompanying supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the SEC and incorporated herein by reference. For further information with respect to BancorpSouth and BancorpSouth common stock, reference is made to such Registration Statement, exhibits and schedules.

         BancorpSouth is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the SEC. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. You can obtain information about the operation of the SEC's Public

Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. BancorpSouth common stock is listed on The New York Stock Exchange, Inc., and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents or portions of documents filed by BancorpSouth with the SEC are incorporated herein by reference:

         1. BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 1997;

         2. BancorpSouth's Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

         3. BancorpSouth's Quarterly Report on Form 10-Q for the three months ended June 30, 1998;

         4. BancorpSouth's Current Report on form 8-K dated May 18, 1998;

         5. BancorpSouth's Current Report on Form 8-K dated July 10, 1998;

         6. BancorpSouth's Current Report on Form 8-K dated September 3, 1998;

         7. The description of BancorpSouth common stock contained in BancorpSouth's Registration Statement on Form 8-A, dated May 14, 1997; and

         8. The description of BancorpSouth common stock purchase rights contained in BancorpSouth's Registration Statement on Form 8-A, dated May 14, 1997.

         All documents filed by BancorpSouth pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersede such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. A copy of these documents is available upon written or oral request, at no charge, from Cathy S. Freeman, Vice President and Corporate Secretary, BancorpSouth, Inc., One Mississippi Plaza, Tupelo, Mississippi 38801, (601) 680-2000.

                                  LEGAL MATTERS

         The validity of the shares of BancorpSouth common stock to be offered hereunder will be passed upon by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, special counsel to BancorpSouth. Certain matters concerning this offering will be passed upon on behalf of BancorpSouth by Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi.

                                     EXPERTS

         The Consolidated Financial Statements of BancorpSouth, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                                                         ANNEX A












                          AGREEMENT AND PLAN OF MERGER



                                     BETWEEN



                               BANCORPSOUTH, INC.



                                       AND



                          MERCHANTS CAPITAL CORPORATION



                             DATED AS OF MAY 2, 1998

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of May 2, 1998 (this "Agreement"), between BancorpSouth, Inc., a Mississippi corporation (the "Parent") and Merchants Capital Corporation, a Mississippi corporation (the "Company" and collectively with Parent, the "Holding Companies").

                  WHEREAS, Parent is the parent corporation of BancorpSouth Bank, a Mississippi state bank ("BancorpSouth Bank"), and the Company is the parent corporation of Merchants Bank, a Mississippi state bank ("Merchants Bank" and together with BancorpSouth Bank, the "Banks");

                  WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which (i) the Company will merge with and into Parent (the "Holding Company Merger") and (ii) Merchants Bank will merge with and into BancorpSouth Bank (the "Bank Merger"), each subject to the terms and conditions set forth herein (collectively, the "Merger"); and

                  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

                  1.1. The Merger.

                           (a) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the "MBCA"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Holding Company Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Corporation shall continue to be BancorpSouth, Inc. Upon consummation of the Holding Company Merger, the separate corporate existence of the Company shall terminate.

                           (b) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Banking Act (the "MBA"), at the Effective Time (as defined in Section 1.2 hereof), Merchants Bank shall merge with and into BancorpSouth Bank. BancorpSouth Bank shall be the surviving banking corporation (hereinafter sometimes called the "Surviving Bank") in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Bank shall continue to be BancorpSouth Bank. Upon consummation of the Bank Merger, the separate corporate existence of Merchants Bank shall terminate.

                  1.2. Effective Time. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Mississippi (the "Mississippi Secretary") with respect to the Holding Company Merger, and the Mississippi Department of Banking and Consumer Finance (the "Mississippi Department") with respect to the Bank Merger, each on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

                  1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 79-4-11.01 and 81-5-85 of the Mississippi Code.

                  1.4. Conversion of Company Common Stock.

                           (a) At the Effective Time, subject to Section 2.2(e) and Section 9.1(g) hereof, each share of the common stock, par value $5.00, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined herein) and other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in
         Section 1.4(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 3.768 shares (the "Exchange Ratio") of the common stock, par value $2.50 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 5.2 hereof) associated therewith). All of the shares of Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period other than any stock dividend due to be paid to the Parent shareholders on May 15, 1998, the Exchange Ratio shall be adjusted accordingly.

                           (b) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

                           (c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights shall have been properly demanded in accordance with
         Article 13 of the MBCA ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, Parent Common Stock or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Article 13 of the MBCA; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to dissenters' rights as provided in Article 13 of the MBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Parent Common Stock and/or cash in lieu of fractional shares, without any interest thereon, as provided in Section 1.4(a) and Article II hereof.

                           (d) The Parent may terminate this Agreement if cash payments in respect of fractional shares or dissenter's rights exceed the amount permissible for the utilization of pooling of interests accounting treatment.

                           (e) At the Effective Time, all shares of Merchants Bank common stock, par value $15.00 per share ("Merchants Bank Common Stock"), shall be cancelled and shall cease to exist and no stock of Parent, BancorpSouth Bank, or other consideration shall be delivered in exchange therefor.

                  1.5. Stock Options.

                           (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each a "Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be replaced by an option issued under the appropriate stock option plan of the Parent:

                                    (1) the number of shares of Parent Common
                  Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

                                    (2) the exercise price per share of Parent
                  Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. The adjustment provided herein with respect to any options which are incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option except that all references to the Company shall be deemed to be references to Parent.

                           (b) Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent's obligations under this Section 1.5.

                  1.6. Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 hereof, the shares of

Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

                  1.7. Articles. At the Effective Time, the Amended and Restated Articles of Incorporation of Parent, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Association of BancorpSouth Bank, as in effect at the Effective Time, shall be the articles of association of the Surviving Bank.

                  1.8. By-Laws. At the Effective Time, the By-Laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                  1.9. Directors and Officers. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Restated Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The directors and officers of BancorpSouth Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the Restated Articles of Association and By-Laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

                  1.10. Tax Consequences; Accounting Treatment. It is intended that the Merger shall (i) constitute a reorganization within the meaning of
Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code, and (ii) be accounted for as a "pooling of interests" under GAAP (as defined herein).

                                   ARTICLE II
                               EXCHANGE OF SHARES

                  2.1. Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent") selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

                  2.2. Exchange of Shares.

                           (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of

         Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and
         (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
         Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

                           (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

                           (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                           (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

                           (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) $22.5625 (the "BancorpSouth Price") by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

                           (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common

         Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                           (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III
                         DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

                  3.1 Disclosure Schedules. The parties acknowledge that as of the date of this Agreement, the Company has delivered those portions of the Company Disclosure Schedule specifically referred to herein, and the Parent has delivered those portions of the Parent Disclosure Schedule (and, with the Company Disclosure Schedule, the "Disclosure Schedules") specifically referred to herein. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect (as defined herein) with respect to either the Company or Parent, respectively.

                  3.2. Standards.

                           (a) No representation or warranty of the Company contained in Article IV or of Parent contained in Article V shall be deemed untrue or incorrect for any purpose under this Agreement as a consequence of the existence or absence of any fact, circumstance or event, unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with such representation or warranty contained in Article IV, in the case of the Company, or Article V, in the case of Parent, has had or could be reasonably expected to have a Material Adverse Effect with respect to the Company or Parent, respectively.

                           (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally, (y) any action or omission of the Company or Parent or any Subsidiary of either of them taken with the express prior written consent of the other party hereto, or (z) any expenses incurred by such party which such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Subject to Article III, the Company hereby represents and warrants to Parent as follows:

                  4.1. Corporate Organization.

                           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and By-laws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                           (b) Merchants Bank is a Mississippi state bank duly organized, validly existing and in good standing under the laws of the State of Mississippi. The deposit accounts of Merchants Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund and the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement.

                           (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1996 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

                  4.2. Capitalization.

                           (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock. As of December 31, 1997, there were 742,651 shares of Company Common Stock outstanding and no shares of Company Common Stock held by the Company as treasury stock. There are (i) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (x) 26,250 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans under which options to acquire 2,050 shares of Company Common Stock are outstanding, and (y) 148,450 shares of Company Common Stock reserved for issuance upon exercise of the option (the "Option") to be issued to Parent pursuant to the Stock Option Agreement, to be entered into on the date hereof, between Parent and Company (the "Stock Option Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for options outstanding under the Company Option Plan, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans, if any, shall be set forth in Section 4.2(a) of the Company Disclosure Schedule.

                           (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.5 hereof, and except as provided in Section 4.2(b) of the Company Disclosure Schedule, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries. Except for its Subsidiaries, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

                  4.3. Authority; No Violation.

                           (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and, upon the receipt of shareholder approval of the Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company's shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Stock Option Agreement will be, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a





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

         valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                           (b) Neither the execution and delivery of this Agreement or the Stock Option Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

                  4.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, and with the FDIC under the Federal Deposit Insurance Act, as amended (the "FDIA"), and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with the SEC of a proxy statement in definitive form relating to the meetings of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of a post-effective amendment to the shelf registration statement on Form S-4 (such shelf registration statement and any post-effective amendment thereto relating to this transaction, the "S-4") in which the Proxy Statement will be included as a prospectus, (d) the approval of this Agreement by the requisite vote of the shareholders of the Company, (e) the filing of the Articles of Merger with the Mississippi Secretary and the Mississippi Department and (f) approval for listing of the Parent Common Stock to be issued in the Merger on the New York Stock Exchange ("NYSE"), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and the Stock Option Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby.

                  4.5. Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the Federal Reserve Board, (ii) the FDIC,
(iii) any Federal Reserve Bank, (iv) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (v) any other self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. Except as set forth in

Section 4.5 of the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

                  4.6. Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated statements of condition of the Company and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive, as reported in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of May & Company, independent public accountants with respect to the Company. The December 31, 1997 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

                  4.7. Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement.

                  4.8. Absence of Certain Changes or Events.

                           (a) Since December 31, 1997, except as set forth in
         Section 4.8 of the Company Disclosure Schedule, (i) there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company and (ii) the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

                           (b) Neither the Company nor any of its Subsidiaries has, except as set forth in Section 4.8 of the Company Disclosure Schedule, (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1997 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practices, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.





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

                  4.9. Legal Proceedings.

                           (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

                           (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

                  4.10. Taxes.

                           (a) Each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) shown to be due on such Tax Returns. Except as set forth in Section 4.10 of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and as of the date hereof, with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review.

                           (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

                  4.11. Employees.

                           (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of
         Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414(b), (c), (m) or (o) of the Code, for the benefit of any employee or former employee of the Company, any Subsidiary or any ERISA Affiliate.

                           (b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents if applicable: (i) the Plan document;
         (ii) the actuarial report for such Plan for each of the last two years,
         (iii) the most recent determination letter from the Internal Revenue Service for such Plan and (iv) the most recent summary plan description and related summaries of material modifications.

                           (c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, each of the Plans are in compliance with the applicable provisions of the Code and ERISA; each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which could reasonably be expected to result in the revocation of such letter; no Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of the Company no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

                           (d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or any other agreements entered into by any party hereto in connection with the execution hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" within the meaning of Section 280G of the Code, forgiveness of indebtedness or otherwise) becoming due to any officer, director or employee of the Company or any of its Subsidiaries under any Plan or otherwise, (ii) increase any benefits payable under any Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

                  4.12. SEC Reports. The Company has previously made available to Parent a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1996 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the "Company Reports"), if any, and (b) communication sent by the Company to its shareholders since December 31, 1996, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information contained in the Company Reports as of a later date shall be deemed to modify information contained in the Company Reports as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

                  4.13. Company Information. The information relating to the Company and its Subsidiaries which is provided to Parent by the Company or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

                  4.14. Compliance with Applicable Law. Except as disclosed in connection with Section 4.5, the Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

                  4.15. Certain Contracts.

                           (a) Except as set forth in Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $50,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a) is referred to herein as a "Company Contract". The Company has previously delivered or made available to Parent true and correct copies of each Company Contract.

                           (b) (i) Each Company Contract described in clause
         (iii) of Section 4.15(a) is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract described in clause (iii) of Section 4.15(a), (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract described in clause
         (iii) of Section 4.15(a), and (iv) no other party to any Company Contract described in clause (iii) of Section 4.15(a) is, to the knowledge of the Company, in default in any respect thereunder.

                  4.16. Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

                  4.17. Business Combination Provision; Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Mississippi, including the Mississippi Shareholder Protection Act and the Mississippi Control Share Act.

                  4.18. Administration of Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

                  4.19. Environmental Matters.

                           (a) Except as set forth in Section 4.19 of the Company Disclosure Schedule, each of the Company and its Subsidiaries and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

                           (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

                           (c) Except as set forth in Section 4.19 of the Company Disclosure Schedule, to the knowledge of the Company, during the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties,
         (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

                           (d) The following definitions apply for purposes of this Section 4.19: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

                  4.20. Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

                  4.21. Loan Portfolio.

                           (a) Except as set forth in Section 4.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of March 31, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision. Section
         4.21 of the Company Disclosure Schedule sets forth all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of March 31, 1998, were classified as "Doubtful" or "Loss", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder.

                           (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  4.22. Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of December 31, 1997 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder.

                  4.23. Accounting for the Merger; Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Subject to Article III, Parent hereby represents and warrants to the Company as follows:

                  5.1. Corporate Organization.

                           (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act. The Amended and Restated Articles of Incorporation and By-laws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

                           (b) BancorpSouth Bank is a Mississippi state bank validly existing and in good standing. The deposit accounts of BancorpSouth Bank are insured by the FDIC through the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of Parent's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Association, by-laws and similar governing documents of the BancorpSouth Bank, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

                           (c) The minute books of Parent and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1996 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

                  5.2. Capitalization.

                           (a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock. As of March 6, 1998, there were 22,329,777 shares of Parent Common Stock issued and outstanding, and as of December 31, 1997, 125,350 shares of Parent Common Stock were held in Parent's treasury. As of the date of this Agreement, no shares of Parent Common Stock were reserved for issuance, except with respect to employee benefit plans, stock option plans, the Parent's rights plan, and the stock dividend payable on May 15, 1998. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above with respect to reserved shares and for the Parent's dividend reinvestment plan, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                           (b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

                  5.3. Authority; No Violation.

                           (a) Parent has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Stock Option Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                           (b) Neither the execution and delivery of this Agreement or the Stock Option Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby or thereby, nor compliance by Parent with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Amended and Restated Articles of Incorporation or By-Laws of Parent, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

                  5.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the FDIC under the FDIA, and approval of such applications and notices, (b) such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (d) the filing of the Articles of Merger with the Mississippi Secretary and the Mississippi Department, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (f) approval for listing of the Parent Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent of the Merger and the other transactions contemplated hereby.

                  5.5. Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 1996. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

                  5.6. Financial Statements. Parent has previously made available to the Company copies of the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Parent. The December 31, 1997 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

                  5.7. Broker's Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement.

                  5.8. Absence of Certain Changes or Events. Except as may be disclosed in any Parent Report (as defined in Section 5.12) filed with the SEC prior to the date of this Agreement, since December 31, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

                  5.9. Legal Proceedings.

                           (a) Except as set forth in the Company's annual report on Form 10-K for the year ended December 31, 1997 or as disclosed pursuant to Section 5.16 hereto, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

                           (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

                  5.10. Taxes. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all Taxes shown to be due on such Tax Returns. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and as of the date hereof, with respect to each taxable period of Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review.

                  5.11. Employees.

                           (a) Section 5.11(a) of the Parent Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Parent Plans") by Parent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Parent, any Subsidiary or any Parent ERISA Affiliate.

                           (b) Each of the Parent Plans is in compliance with the applicable provisions of the Code and ERISA; each of the Parent Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Parent, nothing has occurred which could reasonably be expected to result in the revocation of such letter; no Parent Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither Parent nor any Parent ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Parent Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of Parent no proceedings have been instituted to terminate any Parent Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Parent Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no condition exists that presents a material risk to Parent of incurring a liability to or on account of a Parent Plan pursuant to Title IV of ERISA; no Parent Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Parent Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or, to the knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto.

                  5.12. SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1996 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its shareholders since December 31, 1996, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto.

                  5.13. Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

                  5.14. Compliance with Applicable Law. Parent and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and other than matters addressed by
Section 5.16 have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries and neither Parent nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

                  5.15. Ownership of Company Common Stock; Affiliates and Associates. As of the date hereof, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

                  5.16. Agreements with Regulatory Agencies. Except as disclosed to the Company orally or in writing, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "Parent Regulatory Agreement"), any





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

Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement.

                  5.17. Environmental Matters.

                           (a) Each of Parent and its Subsidiaries and, to the knowledge of Parent, each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all Environmental Laws;

                           (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Participation Facility or any Loan Property;

                           (c) To the knowledge of Parent during the period of
         (x) Parent's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Parent's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of Parent, prior to the period of (x) Parent's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Parent's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

                           (d) The following definitions apply for purposes of this Section 5.17: (x) "Loan Property" means any property in which Parent or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Parent or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

                  5.18. Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

                  5.19. Loan Portfolio.

                           (a) Except as set forth in Section 5.19 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral Loan, other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of March 31, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision.
         Section 5.19 of the Parent Disclosure Schedule sets forth all Loans in original principal amounts in excess of $100,000 of Parent or any of its Subsidiaries that were as of March 31, 1998, classified as "Doubtful" or "Loss", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder.

                           (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  5.20. Property. Each of Parent and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, and which are reflected on the consolidated statement of financial condition of Parent as of December 31, 1997 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which Parent or any Subsidiary of Parent, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in default thereunder.

                  5.21. Accounting for the Merger; Reorganization. As of the date of this Agreement, Parent has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  6.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Stock Option Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Stock Option Agreement or as consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

                           (a) with respect to the Company only, declare or pay any dividends on, or make other distributions in respect of any of its capital stock during any period, at a rate in excess of $0.325 per share per quarter; provided, that if the aggregate dividends so paid expressed as a percentage of Company's net income is less than the amount paid in dividends by Parent expressed as a percentage of Parent's net income, Company shall be permitted to pay a special dividend equal to the difference between the two percentages;

         (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of Company Common Stock (x) upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms or (y) pursuant to the Stock Option Agreement;

                           (c) amend its Articles of Incorporation, By-laws or other similar governing documents;

                           (d) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate, facilitate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its shareholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law, provided further, however, that the Company may, and may authorize and permit its officers, directors, employees or agents to, (i) provide or cause to be provided such information, and (ii) participate in such discussions or negotiations, if the Board of Directors of the Company, after having consulted with and considered the advice of outside counsel, has determined that the failure to do so could cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(d). The Company will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly (within 24 hours) inform Parent in writing of all of the relevant details with respect to the foregoing including the material terms and conditions of such request or takeover proposal and the identity of the person or group making such request or proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or takeover proposal. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement and the Stock Option Agreement;

                           (e) make any capital expenditures other than those which are set forth in Section 6.1 of the Company Disclosure Schedule or (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $100,000 in the aggregate;

                           (f) enter into any new line of business other than the sale of annuities;

                           (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, or which could reasonably be expected to impede or delay consummation of the Merger, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

                           (h) except as contemplated by Article III hereto, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                           (i) change its methods of accounting in effect December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                           (j) except as set forth in Section 7.7 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, (i) adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares).

                           (k) take or permit to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a reorganization under Section 368(a) of the Code;

                           (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                           (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                           (n) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

                           (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date, or amend or waive the provisions of any confidentiality or standstill agreement to which the Company or any of its affiliates is a party as of the date hereof;





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

                           (p) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c)); or

                           (q) agree or commit to do any of the foregoing.

                  6.2. Covenants of Parent. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

                           (a) except as contemplated by Article III hereto, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                           (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval;

                           (c) change its methods of accounting in effect at December 31, 1997, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent's independent auditors;

                           (d) take or permit to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a reorganization under Section 368(a) of the Code; or

                           (e) agree or commit to do any of the foregoing.

                  6.3. Conduct of Parent's Business. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of the Company, Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  7.1. Regulatory Matters.

                           (a) Parent and the Company shall promptly prepare and file with the SEC the Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

                           (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). The Company and Parent shall





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

         have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                           (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                           (d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                  7.2. Access to Information.

                           (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Such party shall identify the nature of the limitation on access and disclosure, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                           (b) All information furnished to Parent pursuant to
         Section 7.2(a) shall be subject to, and Parent shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement dated February 4, 1998 (the "Confidentiality Agreement"), between Parent and the Company. The Company shall have the same obligations to Parent under the Confidentiality Agreement with respect to information furnished to the Company pursuant to Section 7.2(a) as if the Company were the receiving party under such Confidentiality Agreement.

                           (c) Notwithstanding anything in the Confidentiality Agreement or any other agreement to the contrary, no investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein and the parties shall remain responsible for the same.

                  7.3. Shareholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

                  7.4. Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

                  7.5. Affiliates. Each of Parent and the Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5(a) hereto (in the case of affiliates of Parent) or Exhibit 7.5(b) hereto (in the case of affiliates of the Company).

                  7.6. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

                  7.7. Employee Benefit Plans; Existing Agreements.

                           (a) As of the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall be eligible to participate in Parent's employee benefit plans in which similarly situated employees of Parent or BancorpSouth Bank participate, to the same extent as similarly situated employees of Parent or BancorpSouth Bank (it being understood that inclusion of Company Employees in Parent's employee benefit plans may occur at different times with respect to different plans).

                           (b) With respect to each Parent Plan that is an "employee benefit plan," as defined in Section 3(3)of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits or 401(K) eligibility), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided; however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

                           (c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule.

                           (d) Parent and the Company agree to cooperate and take all reasonable actions to effect the merger of any employee benefit plan that is intended to be qualified under Section 401(a) of the Code into the appropriate tax-qualified retirement plan of Parent after the Merger is completed, so that such plan merger satisfies the requirements of Section 414(l) of the Code; provided, however, that Parent shall not be obligated to effect such a merger of a plan unless such plan is fully funded under Section 412 of the Code and Section 302 of ERISA, to the extent applicable, and the merger would not jeopardize the tax-qualified status of any Parent Plan.

                  7.8. Indemnification.

                           (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this
         Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time.

                           (b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend on an annual basis more than 125% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 7.8(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                           (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

                           (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                  7.9. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

                  7.10. Coordination of Dividends. After the date of this Agreement each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Company Common Stock may (to the extent allowed by law and declared) receive one, but not more than one, dividend for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

                  7.11. Employment Agreements. [INTENTIONALLY OMITTED].

                  7.12. Year 2000. In the event the transactions contemplated hereby are not consummated by March 31, 1999 or this Agreement is terminated pursuant to Article IX hereof, Parent hereby agrees to provide on an arms-length basis at fair market value consulting services, data processing, and related computer support to Company in connection with its Year 2000 compliance program through December 31, 2000.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

                  8.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                           (a) Shareholder Approvals. This Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company under applicable law.

                           (b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                           (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                           (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                           (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

                  8.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                           (a) Representations and Warranties. (i) Subject to
         Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 4.2) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in Section 4.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                           (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                           (d) Federal Tax Opinion. Parent shall have received an opinion from Waller Lansden Dortch & Davis, PLLC, counsel to Parent ("Parent's Counsel"), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                                    (i) No gain or loss will be recognized by
                  Parent or the Company as a result of the Merger;

                                    (ii) No gain or loss will be recognized by
                  the shareholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

                                    (iii) The aggregate tax basis of the Parent
                  Common Stock received by shareholders who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

                  In rendering such opinion, Parent's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

                           (e) Employment Agreements. Each of Howell N. Gage, Jr. and Joel Horton shall have entered into written employment agreements with Parent containing non-competition provisions satisfactory to the Parent in its reasonable discretion.

                  8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                           (a) Representations and Warranties. (i) Subject to
         Section 3.2, the representations and warranties of Parent set forth in this Agreement (other than those set forth in Section 5.2) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Parent set forth in
         Section 5.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the principal financial officer of Parent to the foregoing effect.

                           (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the principal financial officer of Parent to such effect.

                           (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                           (d) Federal Tax Opinion. The Company shall have received an opinion from Gerrish & McCreary, P.C. (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                                    (i)  No gain or loss will be recognized by
                  Parent or the Company as a result of the Merger;

                                    (ii) No gain or loss will be recognized by
                  the shareholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

                                    (iii) The aggregate tax basis of the Parent
                  Common Stock received by shareholders who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

                  In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

                           (e) Fairness Opinion. Prior to the mailing of the Company proxy statement, the Company shall have received an opinion from Southard Financial to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger is fair to the shareholders of the Company from a financial point of view.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

                  9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of both the Company and Parent:

                           (a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                           (b) By either Parent or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or
         (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                           (c) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                           (d) by either Parent or the Company (provided that the Company may not terminate if it is in material breach of any of its obligations under Section 7.3) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

                           (e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if any of the representations or warranties set forth in this Agreement on the part of the other party shall be untrue or incorrect in any material respect, which is not cured within thirty days following written notice to the party making such representation, or which, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the representation or warranty, together with all other representations and warranties that are untrue or incorrect, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a representation or warranty by the Company) or Section 8.3(a) (in the case of a representation or warranty by Parent);

                           (f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

                           (g) by the Board of Directors of Parent, if the Board of Directors of the Company shall have failed to recommend in the Proxy Statement that the Company's shareholders approve and adopt this Agreement, or shall have withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement and the transactions contemplated hereby.

                  9.2. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                  9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  9.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  10.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Central Standard Time) on the first day which is (a) the last business day of month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in
Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2100, Nashville, Tennessee 37219, or at such other time, date and place as is agreed to by the parties hereto.

                  10.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Stock Option Agreement which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

                  10.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)      if to Parent, to:

                                    BancorpSouth, Inc.
                                    One Mississippi Plaza
                                    Tupelo, Mississippi  38801
                                    Attention: Aubrey B. Patterson

                                    with a copy (which shall not constitute
                                    notice) to:

                                    Waller Lansden Dortch & Davis
                                    A Professional Limited Liability Company
                                    511 Union Street, Suite 2100
                                    Nashville, Tennessee 37219
                                    Attention: Ralph W. Davis, Esq.

                                    and

                           (b)      if to the Company, to:

                                    Merchants Capital Corporation
                                    820 South Street
                                    Vicksburg, Mississippi  39180
                                    Attention:  Howell N. Gage, Jr.

                                    with a copy (which shall not constitute
                                    notice) to:

                                    Gerrish & McCreary, P.C.
                                    700 Colonial Road
                                    Suite 200
                                    Memphis, Tennessee  38117
                                    Attn: Jeffrey C. Gerrish, Esq.

                  10.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated in such specific provision. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 2, 1998.

                  10.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  10.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Stock Option Agreement and the Confidentiality Agreement.

                  10.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without regard to its principles of conflicts of laws.

                  10.9. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  10.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  10.11. Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which such consent shall not be unreasonably withheld.

                  10.12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.



                         [NEXT PAGE IS SIGNATURE PAGE.]

                  IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                   BANCORPSOUTH, INC.



                                   By:    /s/ AUBREY B. PATTERSON
                                          --------------------------------------
                                   Name:  Aubrey B. Patterson
                                   Title: Chairman and Chief Executive Officer


                                   MERCHANTS CAPITAL CORPORATION



                                   By:     /s/ HOWELL N. GAGE
                                          --------------------------------------
                                   Name:   Howell N. Gage
                                   Title:  Chairman and Chief Executive Officer

                                                                         ANNEX B


                      MISSISSIPPI BUSINESS CORPORATION ACT
                                   ARTICLE 13
                               DISSENTERS' RIGHTS


SUBARTICLE A.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

79-4-13.01 DEFINITIONS -- In this Article:

                  (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

                  (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

                  (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

                  (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                  (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                  (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

                  (7) "Shareholder" means the record shareholder or the beneficial shareholder.


79-4-13.02 RIGHT TO DISSENT. -

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate action:

                  (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                  (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                           (i) Alters or abolishes a preferential right of the
shares;

                           (ii) Creates, alters or abolishes a right in respect
of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                           (iii) Alters or abolishes a preemptive right of the
holder of the shares to acquire shares or other securities;

                           (iv) Excludes or limits the right of the shares to
vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                           (v) Reduces the number of shares owned by the
shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either
(i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

         (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


79-4-13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


79-4-13.20 NOTICE OF DISSENTERS' RIGHTS. -

         (a) If proposed corporate action creating dissenters' rights under
Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.


79-4-13.21 NOTICE OF INTENT TO DEMAND PAYMENT. -

         (a) If proposed corporate action creating dissenters' rights under
Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirement of subsection
(a) is not entitled to payment for his shares under this article.


79-4-13.22 DISSENTERS' NOTICE. -

         (a) If proposed corporate action creating dissenters' rights under
Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

                  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

                  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more that sixty
(60) days after the date the subsection (a) notice is delivered; and

                  (5) Be accompanied by a copy of this article.

79-4-13.23 DUTY TO DEMAND PAYMENT. -

         (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


79-4-13.24 SHARE RESTRICTIONS. -

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


79-4-13.25 PAYMENT. -

         (a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b) The payment must be accompanied by:

                  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (2) A statement of the corporation's estimate of the fair value of the shares;

                  (3) An explanation of how the interest was calculated;

                  (4) A statement of the dissenters' right to demand payment under Section 79-4-13.28; and

                  (5) A copy of this article.

79-4-13.26 FAILURE TO TAKE ACTION. -

         (a) If the corporation does not take the proposed action within sixty
(60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.


79-4-13.27 AFTER-ACQUIRED SHARES. -

         (a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.


79-4-13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. --

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

                  (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                  (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

                  (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

SUBARTICLE C. JUDICIAL APPRAISAL OF SHARES


79-4-13.30 COURT ACTION. -

         (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.


79-4-13.31 COURT COSTS AND COUNSEL FEES. -

         (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

                  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                         ANNEX C



                                FAIRNESS OPINION




                              MERGER BY AND BETWEEN

                               BANCORPSOUTH, INC.

                                       AND

                          MERCHANTS CAPITAL CORPORATION















                                  REPORT DATED
                                 AUGUST 20, 1998

                                 August 20, 1998



Board of Directors
Merchants Capital Corporation
Vicksburg, Mississippi

         RE: FAIRNESS OPINION RELATIVE TO PROPOSED AGREEMENT OF MERCHANTS CAPITAL CORPORATION, VICKSBURG, MISSISSIPPI, TO MERGE WITH AND INTO BANCORPSOUTH, INC., TUPELO, MISSISSIPPI

Directors:

The Board of Directors of Merchants Capital Corporation ("Merchants") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of Merchants by BancorpSouth, Inc. ("BancorpSouth"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either Merchants or BancorpSouth. This opinion is issued based upon financial data as of December 31, 1997 and June 30, 1998.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

         - A review of the financial performance and position of Merchants and the value of its common stock;

         - A review of the financial performance and position of BancorpSouth and the value of its common stock;

         - A review of recent Bank merger transactions in the United States, Mississippi, and nearby states;

         - A review of the current and historical market prices of bank holding companies in the United States, Mississippi, and nearby states;

         - A review of the investment characteristics of the common stock of Merchants and BancorpSouth;

         - A review of the Agreement and Plan of Merger, dated May 2, 1998, between Merchants and BancorpSouth;

         - An evaluation of the impact of the merger on the expected return to the current shareholders of Merchants; and,

         - An evaluation of other factors as was considered necessary to render this opinion.

It is Southard Financial's understanding that the merger and resulting exchange of the stock of BancorpSouth for the outstanding common stock of Merchants constitute a non-taxable exchange for federal income tax purposes. The exchange of cash for fractional shares may have tax consequences.

Board of Directors
Merchants Capital Corporation
Page 2


DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to Merchants and in Exhibit 2 pertaining to BancorpSouth.

REVIEW OF MERCHANTS CAPITAL CORPORATION

Southard Financial visited with the management of Merchants in Vicksburg, Mississippi. Discussions included questions regarding the current and historical financial position and performance of Merchants, its outlook for the future, and other pertinent factors. Details pertaining to Merchants are contained in Southard Financial's file.

REVIEW OF BANCORPSOUTH, INC.

Southard Financial visited with the management of BancorpSouth in Tupelo, Mississippi. Discussions included questions regarding the current and historical financial position and performance of BancorpSouth and its operating subsidiaries, its outlook for the future, and other pertinent factors. Details pertaining to BancorpSouth are contained in Southard Financial's file.

MERGER DOCUMENTATION

Southard Financial reviewed the proposed merger terms with the management of Merchants and with legal counsel for Merchants. Southard Financial reviewed the Agreement and Plan of Merger (the "Agreement") dated May 2, 1998. The analysis in this opinion reflects the proposed merger terms as outlined in Exhibit 3, Terms of the Agreement and Plan of Merger.

Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of BancorpSouth or Merchants, but reviewed data supplied by the management of both institutions.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding Merchants, BancorpSouth, and the proposed merger. The major considerations are:

MERCHANTS CAPITAL CORPORATION

         -  Historical earnings;
         -  Historical dividend payments;
         -  Outlook for future performance, earnings, and dividends;
         -  Economic conditions and outlook in Merchants' market;
         -  The competitive environment in Merchants' market;
         -  Comparisons with peer banks;
         -  Potential risks in the loan and securities portfolios;
         -  Recent minority stock transactions in Merchants' common stock; and,
         - Other such factors as were deemed appropriate in rendering this opinion.

Board of Directors
Merchants Capital Corporation
Page 3


BANCORPSOUTH, INC.

         -  Historical earnings;
         -  Historical dividend payments;
         -  Outlook for future performance, earnings, and dividends;
         -  Economic conditions and outlook in BancorpSouth's market;
         -  The competitive environment in BancorpSouth's market;
         -  Comparisons with peer banks;
         -  Potential risks in the loan and securities portfolios;
         -  Recent minority stock transactions in BancorpSouth's common stock;
            and,
         - Other such factors as were deemed appropriate in rendering this opinion.

COMMON FACTORS

         -  Historical and current bank merger pricing; and,
         - Current market prices for minority blocks of common stocks of regional bank holding companies in the United States, Mississippi, and nearby states.

THE PROPOSED MERGER

         -  The terms of the Agreement as described herein;
         -  The specific pricing of the merger;
         -  Adequacy of the consideration paid to the shareholders of Merchants;
         - The assumption that the merger will be treated as a tax-free exchange;
         - The amount of debt and goodwill on the balance sheet of BancorpSouth and the impact of the merger of Merchants on BancorpSouth's capital and liquidity positions;
         - The historical dividend payments of BancorpSouth and the likely impact on the dividend income of the current shareholders of
         -  Merchants (equivalency of cash dividends);
            Pro-forma combined income statements for BancorpSouth post merger and the expected returns to Merchants shareholders (equivalency of earnings yield);
         - The market for minority blocks of BancorpSouth common stock; and, Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses.

In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Merchants and BancorpSouth. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other. More details on the analyses prepared by Southard Financial are contained in Exhibits 3-5.

Board of Directors
Merchants Capital Corporation
Page 4


FAIRNESS OF THE MERGER PRICE

                         ANALYSIS OF MARKET TRANSACTIONS

Based upon the merger terms, Merchants shareholders will receive about 323% of Merchants book value at June 30, 1998, 21.0 times trailing 12-month Merchants earnings through June 30, 1998, and 28.4% of Merchants assets at June 30, 1998. Based upon the review conducted by Southard Financial, the pricing for Merchants in the merger is within the range of multiples seen in recent bank acquisitions (see Exhibit 5). Further, the merger pricing compares favorably to recent transactions in Mississippi during the past two years. Finally, the merger price represents a significant premium to the most recent transaction prices for Merchants stock.

                              ANALYSIS OF LIQUIDITY

Unlike Merchants stock, BancorpSouth shares are traded on the New York Stock Exchange (NYSE) under the ticker symbol "BXS". The stock is actively traded, has several institutional holders, and is followed by at least four investment analysts. Finally, except in the case of certain officers, directors, and significant shareholders of Merchants, BancorpSouth shares received will be freely tradable with no restrictions.

                            ANALYSIS OF ALTERNATIVES

In November of 1997, the Board of Merchants decided to investigate the possible sale of Merchants and appointed a three-member acquisition committee to work with Merchants' counsel in the sale process. Marketing materials were prepared and approved by the acquisition committee and delivered to several select institutions that, because of their acquisition strategy and activity, were likely to be the most viable candidates to make an acquisition of Merchants. The acquisition committee received non-binding expressions of interest from four of those institutions contacted. The non-binding expressions of interest set forth offers ranging from 16-19 times Merchants' 1997 earnings and from 259%-306% of Merchants' book value at December 31, 1997. Three of the four institutions were invited to perform due diligence. Two of the three performed due diligence and all three resubmitted more formal offers. Two of the three offers were simply re-affirmations of the initial offers, while BancorpSouth raised its offer. Southard Financial believes that the Board followed a well thought out and organized approach to market Merchants in a manner that would result in the best offer for shareholders. This fact is a key consideration in this fairness opinion.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Merchants or BancorpSouth.

Throughout the due diligence process, all information provided by Merchants, BancorpSouth, and third party sources was relied upon by Southard Financial without independent verification.

Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the merger on the shareholders of Merchants is expected to be favorable.

Board of Directors
Merchants Capital Corporation
Page 5


FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Merchants Capital Corporation by BancorpSouth, Inc. pursuant to the Agreement and Plan of Merger are fair, from a financial viewpoint, to the shareholders of Merchants Capital Corporation.

Thank you for this opportunity to be of service to the shareholders of Merchants Capital Corporation.

                                            Sincerely yours,

                                            SOUTHARD FINANCIAL











Attachments:

  Exhibit 1:  Merchants Capital Corporation, Document Review List
  Exhibit 2:  BancorpSouth, Inc., Document Review List
  Exhibit 3:  Terms of the Agreement and Plan of Merger
  Exhibit 4:  Overview of the Expected Impact on Merchants Shareholders
  Exhibit 5:  Comparison of the Merger Pricing to Public Market Transactions
  Exhibit 6:  Qualifications of Southard Financial

                                    EXHIBIT 1
                          MERCHANTS CAPITAL CORPORATION
                              DOCUMENT REVIEW LIST



1. Summarized unaudited financial data of Merchants Capital Corporation for the six-month period ended June 30, 1998.

2. Consolidated Comparative Statement of Income and Expenses and Comparative Statement of Condition of Merchants Capital Corporation for the period ended March 31, 1998.

3. Uniform Bank Performance Report of Merchants Bank for the period ended September 30, 1997.

4. Bank Holding Company Performance Report of Merchants Capital Corporation for the period ended September 30, 1997.

5. Annual Report (with audited financial statements) of Merchants Capital Corporation for the years ended December 31, 1996-97.

6. List of stock options to purchase the common stock of Merchants Capital Corporation.

7. Additional pertinent information deemed necessary to render this opinion.

                                    EXHIBIT 2
                               BANCORPSOUTH, INC.
                              DOCUMENT REVIEW LIST



1. Summarized unaudited financial data of BancorpSouth, Inc. for the six-month period ended June 30, 1998.

2.       SEC Form 10-K of BancorpSouth, Inc. for the year ended December 31,
         1997.

3. Annual Reports of BancorpSouth, Inc. for the years ended December 31, 1996-97, including audited consolidated financial statements.

4. Analyst reports on BancorpSouth, Inc. by The Robinson-Humphrey Company, Inc., Sterne, Agee & Leach, Inc., and Keefe, Bruyette & Woods, Inc.

5.       Proxy Statement of BancorpSouth, Inc. dated March 24, 1998.

6. News Release announcing BancorpSouth, Inc.'s first quarter 1998 earnings, dated April 15, 1998.

7. Additional pertinent information deemed necessary to render this opinion.

                                    EXHIBIT 3
                                  TERMS OF THE
                          AGREEMENT AND PLAN OF MERGER


The discussion below is based upon our understanding of the key financial terms that are contained in the definitive agreement by and between BancorpSouth, Inc. and Merchants Capital Corporation (the "Agreement").

In exchange for each share of Merchants common stock outstanding, Merchants shareholders will receive 3.768 shares (the "Exchange ratio") of BancorpSouth common stock. Certificates previously representing shares of Merchants common stock shall be exchanged for certificates representing whole shares of BancorpSouth common stock and cash in lieu of fractional shares.

An option granted by Merchants to purchase a share which is outstanding and unexercised immediately prior shall cease to represent a right to purchase Merchants stock and shall be replaced by an option issued under the appropriate stock option plan of BancorpSouth. The number of new options shall be equal to the product of the number of shares of Merchants subject to the original option and the exchange ratio, provided that any fractional shares of BancorpSouth shall be rounded down to the nearest whole share. The exercise price per share of BancorpSouth common stock under the new option shall be equal to the exercise price per share of Merchants common stock under the original option divided by the exchange ratio, provided that such exercise price shall be rounded up to the nearest cent. The duration and terms of the new option shall be the same as the original option except that all references to Merchants shall be deemed to be references to BancorpSouth.

The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of Merchants stock for BancorpSouth stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for fractional shares may have tax consequences. No fractional shares will be issued by BancorpSouth. Instead, each former shareholder of Merchants will receive an amount in cash determined by multiplying $22.5625 by the fraction of a share of BancorpSouth that such holder would otherwise be entitled to receive.

The Agreement may be terminated by either party:

          -    upon the mutual consent of each institution;

          - by either party upon written notice to the other party 60 days after the date on which any application for a Requisite Regulatory Approval shall have been denied, unless within the 60-day period, a petition for rehearing or an amended application has been filed;

          - upon a breach by either party of any representation, warranty, obligation, or covenant;

          - if the merger is not consummated on or before March 31, 1999 or such later date as the parties may agree upon;

          -    if the merger is not approved by the shareholders of Merchants;

          - by either party if any of the representations or warranties set forth in the Agreement shall be untrue or incorrect in any material respect;

          - by the Board of Directors of BancorpSouth if the Board of Directors of Merchants shall have failed to recommend in the Proxy Statement that Merchants' shareholders approve and adopt this Agreement;

          -    under the terms and conditions as set forth in the Agreement.

If, before the Effective Date, BancorpSouth changes the number of its shares issued and outstanding as a result of a stock split, stock dividend, recapitalization or similar transaction, the Exchange Ratio shall be adjusted proportionally.

                                    EXHIBIT 4
                         OVERVIEW OF THE EXPECTED IMPACT
                            ON MERCHANTS SHAREHOLDERS


The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of Merchants and its shareholders.

According to the Agreement, the Exchange Ratio is 3.768 shares of BancorpSouth common stock for each share of Merchants common stock outstanding. The following analysis focuses on the total consideration to be paid in the merger. Further, the analysis takes into account the two-for-one stock split by BancorpSouth effective May 15, 1998.

EARNINGS: Merchants reported earnings of $4.04 per share (diluted) in 1997. BancorpSouth reported earnings of $1.01 per share (diluted) in 1997. Based upon the exchange ratio as derived above, had the merger been consummated prior to January 1, 1997, each former Merchants share would have earned $3.81 in 1997 (BancorpSouth 1997 earnings of $1.01 times 3.768 equivalent shares). This represents a 5.7% decrease from Merchants' reported earnings for 1997.

Merchants reported diluted earnings of $4.05 per share for the trailing twelve month period ended June 30, 1998, while BancorpSouth earned $1.07 per share (diluted) for the same period. Based upon the exchange ratio, had the merger been consummated prior to June 30, 1997, each former Merchants share would have earned $4.03 (BancorpSouth trailing twelve-month earnings of $1.07 times 3.768 equivalent shares). This represents a slight dilution in earnings. However, it must be noted that the long-term outlook for earnings growth is better, in our opinion, for BancorpSouth than for Merchants. This long-term outlook for growth is a key factor. Further, the merger is expected to be slightly accretive to earnings in 1998 (see below).

Merchants is expected to earn $4.44 per share in 1998, while BancorpSouth is expected to earn $1.20 per share in 1998. Based upon the exchange ratio, had the merger been consummated prior to January 1, 1998, each former Merchants share would be expected to earn $4.52 in 1998 (BancorpSouth expected earnings of $1.20 times 3.768 equivalent shares). This would represent a slight accretion in earnings for Merchants shareholders.

DIVIDENDS: The shareholders of Merchants received cash dividends of $1.93 per share in 1997, while BancorpSouth shareholders received cash dividends of $0.395 per share in 1997. Based upon the exchange ratio, had the merger been consummated prior to January 1, 1997, each former Merchants share would have received dividends of $1.49 in 1997 (BancorpSouth 1997 dividends of $0.395 times
3.768 equivalent shares). This represents 22.8% less than Merchants' dividends for 1997. It should be noted that the dividend payout ratios of Merchants and BancorpSouth are very similar. Therefore, the overall dividend impact of the merger should be positive for the shareholders of Merchants, assuming that BancorpSouth continues dividend payments at or above current levels.

                                    EXHIBIT 4
                         OVERVIEW OF THE EXPECTED IMPACT
                            ON MERCHANTS SHAREHOLDERS
                                   (CONTINUED)


BOOK VALUE: Reported book value of Merchants was $24.95 per share at December 31, 1997. Reported book value of BancorpSouth at December 31, 1997 was $8.09 per share. Had the merger been consummated prior to December 31, 1997, each former Merchants share would have had book value of $30.48 (BancorpSouth book value of $8.09 per share times 3.768 equivalent shares). This represents an increase of 22.2% over Merchants' book value at December 31, 1997.

Reported book value of Merchants was $26.29 per share at June 30, 1998. Book value of BancorpSouth at June 30, 1998 was $8.48 per share. Had the merger been consummated prior to June 30, 1998, each former Merchants share would have had book value of $31.95 (BancorpSouth book value of $8.48 per share times 3.768 equivalent shares). This represents an increase of 21.5% over Merchants' book value at June 30, 1998.

The favorable impact on the book value of Merchants shares reflects the fact that the proposed transaction is about 323% of Merchants' June 30, 1998 book value, while BancorpSouth common shares were trading at approximately 248% of book value at June 30, 1998.

LIQUIDITY: Unlike Merchants stock, BancorpSouth shares are traded on the New York Stock Exchange (NYSE). Further, except in the case of officers, directors, and certain significant shareholders (Affiliates) of Merchants, BancorpSouth shares received will be freely tradable with no restrictions. BancorpSouth stock trades on a regular basis and the average daily volume is over 26,000 shares. Further, the stock is followed by a number of analysts and has institutional investors.

FUNDAMENTAL ANALYSIS: Southard Financial reviewed the financial characteristics of Merchants and BancorpSouth with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Merchants and BancorpSouth to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks).

Further, the merger will result in the shareholders of Merchants owning stock in a company with more geographically diverse operations and with a more diversified loan portfolio. Typically, diversification results in a lower risk investment. Finally, in our opinion, the growth outlook for BancorpSouth is significantly better than the growth outlook for Merchants.

                                    EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                          TO PUBLIC MARKET TRANSACTIONS


Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Southeast.

Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Mississippi and contiguous states) is summarized as follows:

                                                      # of          Price/       Price/       Price/       Ret on
        Transactions Announced in 1997(1)             Banks        Earnings       Book        Assets       Equity
        ---------------------------------             -----        --------       ----        ------       ------
        All Transactions........................       119            23.2x                   22.38x         11.70%
        Assets $0-$100 Million..................        48            23.9       2.054        23.17          10.22
        Assets $100-$300 Million................        41            21.8       2.420        22.40          13.12
        Assets $300-$500 Million................        15            20.6       2.181        20.31          13.95
        Equity/Assets 6%-8%.....................        28            21.5       2.585        19.15          14.30
        Equity/Assets 8%-10%....................        46            22.5       2.235        19.78          11.60
        Equity/Assets 10%-12%...................        25            20.7       2.278        24.63          12.54
        ROA 0.00%-0.75%.........................        21            31.3       1.843        16.57           6.41
        ROA 0.75%-1.00%.........................        29            27.7       2.263        22.69           9.42
        ROA 1.00%-1.50%.........................        55            19.8       2.380        23.33          13.13
        Mississippi Banks.......................         1            10.9       1.585        24.10          15.05

        Transactions Announced in 1998(2)
        ---------------------------------
        All Transactions........................        97            25.0x      2.802x       27.59x         12.74%

        Merchants3 .............................                      21.0       3.234        28.43          15.40

     1 Through December 31; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

     2 Through June 30; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

     3 Based upon the merger price of $85.02 per share (based on the cash equivalent price of $22.5625 per share for BancorpSouth), Merchants shares outstanding of 742,651, Merchants trailing 12-month undiluted earnings of $4.05 per share (at June 30, 1998), Merchants book value of $26.29 per share at June 30, 1998, and Merchants assets of $299.00 per share at June 30, 1998.

Based upon the assumptions noted in the table above, the merger of Merchants into BancorpSouth will take place at 21.0 times Merchants trailing 12-month earnings through June 30, 1998, 323.4% of Merchants book value at June 30, 1998, and 28.43% of Merchants assets at June 30, 1998. The price/book value ratio and price/assets multiple are above the range of recent market multiples, while the price/earnings multiple is within the recent range.

                                    EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                          TO PUBLIC MARKET TRANSACTIONS
                                   (CONTINUED)



In determining the attractiveness of owning BancorpSouth stock, it is important to examine BancorpSouth's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of June 30, 1998, the most recent quarter-end for the banking industry.

                                                          Price/            Price/           Current           Current
          Publicly Traded Banks1                         Earnings         Book Value           ROAE             Yield
          ----------------------                         --------         ----------           ----             -----
          All Banks (194)...........................       18.48x           234.2%            12.02%             1.72%
          Banks Under $100MM Mkt Cap (68)...........       16.93            199.2             10.83              1.34
          South Central Banks (33)..................       19.87            239.6             11.69              1.74
          Mississippi Banks (3).....................       20.34            244.1             11.72              1.38

          BancorpSouth-6/30/98 Price ($21.0000).....
                                                           19.63(2)         247.6(3)          14.15(5)           1.90(6)
          BancorpSouth-Merger Price ($22.5625)......       21.09(2)         266.1(3)          14.15(5)           1.77(6)

    (1) As of June 30, 1998; subject to certain screens performed by Southard Financial
    (2) Based upon trailing 12-month BancorpSouth earnings through June 30, 1998 of $1.07 per share
    (3)   Based upon June 30, 1998 BancorpSouth book value of $8.48 per share
    (4)   Based upon estimated 1998 BancorpSouth earnings of $1.20 per share
    (5) Based upon estimated 1998 BancorpSouth earnings of $1.20 per share and June 30, 1998 BancorpSouth book value of $8.48 per share
    (6)   Based upon estimated 1998 BancorpSouth dividends of $0.40 per share

Based upon an analysis of the data provided above, BancorpSouth's price/earnings multiple and price/book value multiples are within the range of other publicly traded banks, while its return on equity and dividend yield are above the range.

                                    EXHIBIT 6
                      QUALIFICATIONS OF SOUTHARD FINANCIAL

BACKGROUND                 #   Founded in 1987.
                           #   Principals have combined business valuation experience of nearly thirty years.
                           #   Clients served throughout the United States, with concentration in the Southeast.
                           #   Broad industry experience.
                           #   Services provided for public and closely-held companies.
                           #   Annual valuation services provided for over 100 ESOPs, making Southard Financial one of the largest
                               ESOP appraisers in the United States.

PROFESSIONAL
CREDENTIALS                #   David A. Harris is a senior member of the American Society of Appraisers (ASA).
                           #   Both principals of Southard Financial are Chartered Financial Analysts (CFA).
                           #   Both principals are former officers of the West Tennessee Chapter of the ASA.

EDUCATIONAL
CREDENTIALS                #   Douglas K. Southard holds Doctor of Business Administration and Master of Business
                               Administration degrees from Indiana University, with concentrations in finance, economics, and quantitative analysis.
                           #   David A. Harris holds the Master of Business Administration degree from Memphis State
                               University, with a concentration in finance and business investments.

BUSINESS
ETHICS                     #   Southard  Financial and its principals adhere to the ethical standards of the Institute of Chartered
                               Financial Analysts and the American Society of Appraisers.
                           #   All reports conform to the Uniform Standards of Professional Appraisal Practice.
                           #   Southard Financial is committed to providing unbiased opinions to be used for decision making.
                           #   Fees for valuation services are not contingent upon the conclusion of value or the completion of a transaction.

                                    BIOSKETCH
                          DOUGLAS K. SOUTHARD, DBA, CFA

EDUCATIONAL AND PROFESSIONAL CREDENTIALS
     Doctor of Business Administration, 1981, Indiana University
     Master of Business Administration, 1976, Indiana University
     Bachelor of Arts, 1975, Rhodes College (formerly Southwestern at Memphis) Chartered Financial Analyst, 1987, Institute of Chartered Financial
        Analysts (now part of the Association for Investment Management and Research)

PROFESSIONAL BACKGROUND
     Founder and Principal, Southard Financial, Memphis TN
     Partner, Mercer Capital Management, Inc., Memphis TN (1984-87)
     Consulting Associate, Mercer Capital Management, Inc., Memphis TN (1983-84) Principal, Douglas K. Southard, Financial Consultant, Memphis TN (1982-83)

ACADEMIC POSITIONS HELD
     Assistant Professor of Finance, Rhodes College, Memphis TN
     Assistant Professor of Finance, Virginia Polytechnic Institute & State
        University, Blacksburg VA
     Lecture in Finance, Indiana University, Bloomington IN

RELATED EXPERIENCE
     Frequent Speaker, professional organizations, business valuation topics Expert Witness, business valuation, local, state and federal courts Board of Directors, Management Computing Solutions, Inc., Memphis TN Board of Directors, Columbian Rope Company, Auburn NY
     Advisory Board, MicroAge, Memphis TN
     Board of Directors, Explorer Systems, Inc., Memphis, TN
     Former Officer, West Tennessee Chapter, American Society of Appraisers

PUBLICATIONS
     "Using the Capital Asset Pricing Model to Determine Capitalization Rates:
     Adjusting for Differences in Financial Structure," with Severin C. Carlson, Business Valuation Review, June 1991
     "Business Valuation Can Serve in Lifetime Planning, " with Z.C. Mercer, Memphis Business Journal, April 1-5, 1985
     "Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer, Memphis Business Journal, March 25-29, 1985
     "What IRA's Are Worth," with Z.C. Mercer, The Southern Banker, June 1984

                                    BIOSKETCH
                            DAVID A. HARRIS, CFA, ASA



EDUCATIONAL AND PROFESSIONAL CREDENTIALS

     Master of Business Administration, Memphis State University, 1982
     Bachelor of Arts, Colorado State University, 1979
     Chartered Financial Analyst, Institute of Chartered Financial Analysts,
       1989 (now part of the Association for Investment Management and Research) Senior Member, American Society of Appraisers, Business Valuation, 1990


PROFESSIONAL BACKGROUND

     Principal, Southard Financial, Memphis TN (1990-present)
     Associate, Mercer Capital Management, Inc., Memphis TN (1985-90) Financial Analyst, Methodist Hospitals of Memphis, Inc. (1983-85) Cost Analyst, Schering-Plough, Inc., Memphis TN (1982-83)


PROFESSIONAL/COMMUNITY SERVICE

     Advisory Committee, Special Kids and Families, Inc. (1998)

     President, West Tennessee Chapter, American Society of Appraisers (1994-95)

     Vice President, West Tennessee Chapter, American Society of Appraisers (1993-94)
     President, West Tennessee Chapter, American Society of Appraisers (1990-91) Board of Directors, Solomon Schechter Day School of Memphis, Inc. (1993-94) Vice President, Sea Isle Park Neighborhood Association, Memphis TN (1992-96)
     Board of Directors, Sea Isle Park Neighborhood Association, Memphis TN (1990-96)
     Business Liaison, Junior Achievement of Memphis TN (1984-85)


RELATED EXPERIENCE

     Expert Witness, business valuation

     Co-Author, "The Perils of Excess," with Z. C. Mercer, ABA Banking Journal,
       October 1987

                                    SOUTHARD
                                    FINANCIAL


                          SERVICES FOR COMMUNITY BANKS

                               VALUATION SERVICES

                MINORITY STOCK APPRAISALS
                         # ESOPs
                         # Dissenting Shareholders
                         # Insider Transactions
                         # Gift & Estate Taxes
                         # Charitable Gifts
                         # Private Placements/Offerings
                         # Share Repurchase Plans
                         # Dividend Reinvestment Plans
                         # Stock Option Plans
                         # Other Purposes

                CONTROL VALUATIONS
                         # Pricing Merger/Acquisition Candidates
                         # Negotiating Pricing/Terms
                         # Fairness Opinions for Buyers and Sellers
                         # Evaluation of Offers Received

                               CONSULTING SERVICES

                ECONOMIC & FINANCIAL ANALYSIS
                         # Branch Feasibility Studies
                         # Holding Company Formations
                         # Expert Witness Testimony

                STRATEGIC PLANNING
                         # Long-range Financial Plans
                         # Evaluation of Financing Alternatives
                         # Board of Director Seminars

                      RECENT BANK MERGERS AND ACQUISITIONS
                          ADVISORY SERVICES PROVIDED BY
                               SOUTHARD FINANCIAL


--------------------------------------------------------------------------------
                              CBC BANCSHARES, INC.
                               (Collierville, TN)

                          has agreed to be acquired by

                                NATIONAL COMMERCE
                                 BANCORPORATION
                                  (Memphis, TN)
                             ----------------------
                 the undersigned is acting as financial advisor
                   to CBC Bancshares, Inc. in the transaction
                 and issued a fairness opinion on behalf of the
                      shareholders of CBC Bancshares, Inc.

                               SOUTHARD FINANCIAL
                                                                        May 1998
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                         KITTITAS VALLEY BANCORP, INC.
                                (Ellensburg, WA)

                          has agreed to be acquired by

                             INTERWEST BANCORP, INC.
                                (Oak Harbor, WA)
                             ----------------------
                 the undersigned is acting as financial advisor
              to Kittitas Valley Bancorp, Inc. in the transaction
                 and issued a fairness opinion on behalf of the
                 shareholders of Kittitas Valley Bancorp, Inc.

                               SOUTHARD FINANCIAL
                                                                      April 1998
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         HOLLANDALE CAPITAL CORPORATION
                                (Hollandale, MS)

                          has agreed to be acquired by

                          GUARANTY CAPITAL CORPORATION
                                  (Belzoni, MS)
                             ----------------------
                 the undersigned is acting as financial advisor
              to Hollandale Capital Corporation in the transaction
                 and issued a fairness opinion on behalf of the
                shareholders of Hollandale Capital Corporation.

                               SOUTHARD FINANCIAL
                                                                      April 1998
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                              SHIPMAN BANCORP, INC.
                                  (Shipman, IL)

                          has agreed to be acquired by

                              CARLINVILLE NATIONAL
                                BANK SHARES, INC.
                                (Carlinville, IL)
                             ----------------------
                 the undersigned is acting as financial advisor
                  to Shipman Bancorp, Inc. in the transaction
                and issuing a fairness opinion on behalf of the
                      shareholders of Shipman Bancorp, Inc.

                               SOUTHARD FINANCIAL
                                                                     Spring 1998
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                              GRANT NATIONAL BANK
                                  (Ephrata, WA)

                          has agreed to be acquired by

                                 UNITED SECURITY
                              BANCORPORATION, INC.
                                  (Spokane, WA)
                             ----------------------
                 the undersigned is acting as financial advisor
                   to Grant National Bank in the transaction
                 and issued a fairness opinion on behalf of the
                       shareholders of Grant National Bank

                               SOUTHARD FINANCIAL
                                                                      April 1998
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              TOWNE BANCORP, INC.
                                (Woodinville, WA)

                          has agreed to be acquired by

                              FIRST SAVINGS BANK OF
                            WASHINGTON BANCORP, INC.
                                (Walla Walla, WA)
                             ----------------------
                 the undersigned is acting as financial advisor
                   to Towne Bancorp, Inc. in the transaction
                 and issued a fairness opinion on behalf of the
                       shareholders of Towne Bancorp, Inc.

                               SOUTHARD FINANCIAL
                                                                   December 1997
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                               SMITH COUNTY BANK
                               (Taylorsville, MS)

                          has agreed to be acquired by

                              TRUSTMARK CORPORATION
                                  (Jackson, MS)
                             ----------------------
                 the undersigned is acting as financial advisor
                     to Smith County Bank in the transaction
                 and issued a fairness opinion on behalf of the
                        shareholders of Smith County Bank

                               SOUTHARD FINANCIAL
                                                                    October 1997
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                          RIO GRANDE BANCSHARES, INC.
                                (Las Cruces, NM)

                          has agreed to be acquired by

                           FIRST SECURITY CORPORATION
                              (Salt Lake City, UT)
                             ----------------------
                 the undersigned is acting as financial advisor
                      to Rio Grande Bancshares, Inc. in the
                   transaction and issued a fairness opinion
                        on behalf of the shareholders of
                           Rio Grande Bancshares, Inc.

                               SOUTHARD FINANCIAL
                                                                    October 1997
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            NORTHWEST BANCSHARES OF
                                 LOUISIANA, INC.
                                 (Mansfield, LA)

                          has agreed to be acquired by

                              HIBERNIA CORPORATION
                                (New Orleans, LA)
                             ----------------------
                 the undersigned is acting as financial advisor
                      to Northwest Community Bancshares of
                Louisiana, Inc. in the transaction and issued a
                 fairness opinion on behalf of the shareholders
                   of Northwest Bancshares of Louisiana, Inc.

                               SOUTHARD FINANCIAL
                                                                    October 1997
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                      RECENT BANK MERGERS AND ACQUISITIONS
                          ADVISORY SERVICES PROVIDED BY
                               SOUTHARD FINANCIAL



--------------------------------------------------------------------------------
                              CITY BANK AND TRUST
                                (Shreveport, LA)

                          has agreed to be acquired by

                          FIRST UNITED BANCSHARES, INC.
                                 (El Dorado, AR)
                             ----------------------
                 the undersigned is acting as financial advisor
                          to City Bank and Trust in the
                            transaction and issued a
                        fairness opinion on behalf of the
                       shareholders of City Bank and Trust

                               SOUTHARD FINANCIAL
                                                                    October 1997
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                               THE WHEATLAND BANK
                                 (Davenport, WA)

                          has agreed to be acquired* by

                             UNITED SECURITY BANCORP
                                  (Spokane, WA)
                             ----------------------
                 the undersigned is acting as financial advisor
                          to The Wheatland Bank in the
                     transaction and was retained to issue a
                        fairness opinion on behalf of the
                       shareholders of The Wheatland Bank

                               SOUTHARD FINANCIAL
                                                                     August 1997

* Transaction terminated
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          CITIZENS OF HARDEMAN COUNTY
                            FINANCIAL SERVICES, INC.
                                (Whiteville, TN)

                          has agreed to be acquired by

                           UNION PLANTERS CORPORATION
                                  (Memphis, TN)
                             ----------------------
               the undersigned is acting as financial advisor to
              Citizens of Hardeman County Financial Services, Inc.
                in the transaction and issued a fairness opinion
                  on behalf of the shareholders of Citizens of
                    Hardeman County Financial Services, Inc.

                               SOUTHARD FINANCIAL
                                                                       June 1997
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                         FIRST FEDERAL BANCSHARES, INC.
                               (Collierville, TN)

                                   merged with

                               CUMBERLAND BANCORP
                                 (Carthage, TN)
                             ----------------------
                   the undersigned acted as financial advisor
                      to First Federal Bancshares, Inc. and
                      Cumberland Bancorp in the transaction
                 and issued a fairness opinion on behalf of the
                        shareholders of both institutions

                               SOUTHARD FINANCIAL
                                                                       June 1997
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                          HERITAGE TEXAS GROUP, INC.
                                 (Pittsburg, TX)

                                 was acquired by

                             MARTEX BANCSHARES, INC.
                                (Gladewater, TX)
                             ----------------------
                   the undersigned acted as financial advisor
                          to Heritage Texas Group, Inc.
                    in the transaction and issued a fairness
                    opinion on behalf of the shareholders of
                           Heritage Texas Group, Inc.

                               SOUTHARD FINANCIAL
                                                                   December 1996
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             HOME SAVINGS BANK, SSB
                                 (Meridian, MS)

                                 was acquired by

                              BANCPLUS CORPORATION
                                  (Belzoni, MS)
                             ----------------------
                   the undersigned acted as financial advisor
                  to Home Savings Bank, SSB in the transaction
                 and issued a fairness opinion on behalf of the
                     shareholders of Home Savings Bank, SSB

                               SOUTHARD FINANCIAL
                                                                      March 1996
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                        VALLEY FINANCIAL SERVICES, INC.
                                (South Bend, IN)

                                 was acquired by

                               FORT WAYNE NATIONAL
                                   CORPORATION
                                (Fort Wayne, IN)
                             ----------------------
                   the undersigned acted as financial advisor
             to Valley Financial Services, Inc. in the transaction
                 and issued a fairness opinion on behalf of the
                     KSOP of Valley Financial Services, Inc.

                               SOUTHARD FINANCIAL
                                                                   February 1996
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                             BUNKIE BANCSHARES, INC.
                                  (Bunkie, LA)

                                 was acquired by

                              HIBERNIA CORPORATION
                                (New Orleans, LA)
                             ----------------------
                   the undersigned acted as financial advisor
                 to Bunkie Bancshares, Inc. in the transaction
                 and issued a fairness opinion on behalf of the
                     shareholders of Bunkie Bancshares, Inc.

                               SOUTHARD FINANCIAL
                                                                    January 1996
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             COLUMBIA RIVER BANKING
                                     COMPANY
                                (The Dalles, OR)

                                    acquired

                              KLICKITAT VALLEY BANK
                                 (Klickitat, WA)
                             ----------------------
                   the undersigned acted as financial advisor
                        to Columbia River Banking Company
                               in the transaction

                               SOUTHARD FINANCIAL
                                                                   November 1995
--------------------------------------------------------------------------------

                                                                         ANNEX D



THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


                             STOCK OPTION AGREEMENT


                  STOCK OPTION AGREEMENT, dated May 2, 1998, between Merchants Capital Corporation, a Mississippi corporation ("Issuer"), and BancorpSouth, Inc., a Mississippi corporation ("Grantee").

                              W I T N E S S E T H:

                  WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

                  WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                  1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 148,150 fully paid and nonassessable shares of Issuer's Common Stock, $5.00 par value ("Common Stock"), at a price of $63.00 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                  (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

                  2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the

         Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 9.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 9.1(g) of the Merger Agreement; or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to
         Section 9.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 9.1(g) of the Merger Agreement. The term "Holder" shall mean the Grantee or any future holder or holders of the Option.

                  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                                    (i) Issuer or any of its Subsidiaries (each
                  an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean with respect to any person except Grantee or any Grantee subsidiary
                  (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction;

                                    (ii) Issuer or any Issuer Subsidiary,
                  without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

                                    (iii) Any person other than Grantee, any
                  Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                                    (iv) Any person other than Grantee or any
                  Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                                    (v) After an overture is made by a third
                  party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

                                    (vi) Any person other than Grantee or any
                  Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                           (c) The term "Subsequent Triggering Event" shall mean
                  either of the following events or transactions occurring after the date hereof:

                                    (i) The acquisition by any person of
                  beneficial ownership of 25% or more of the then outstanding Common Stock; or

                                    (ii) The occurrence of the Initial
                  Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

                           (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                           (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying
         (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                           (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

                           (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this
         Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                           (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                           "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

                           It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                           (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection
         (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this
         Section 2 in the name of the Holder or its assignee, transferee or designee.

                  3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss.ss. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

                 4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                  5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

                  6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

                  7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
         (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

                           (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

                           (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or
         (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing

                           (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to
         Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this
         Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

                  8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                           (b) The following terms have the meanings indicated:

                                    (1) "Acquiring Corporation" shall mean (i)
                  the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                                    (2) "Substitute Common Stock" shall mean the
                  common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                                    (3) "Assigned Value" shall mean the
                  Market/Offer Price, as defined in Section 7.

                                    (4) "Average Price" shall mean the average
                  closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                           (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                           (d) The Substitute Option shall be exercisable for
                  such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                           (e) In no event, pursuant to any of the foregoing
                  paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

                           (f) Issuer shall not enter into any transaction
                  described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

                  9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds
         (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                           (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                           (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the

         Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

                  10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

                  11. Issuer hereby represents and warrants to Grantee as follows:

                           (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer and is enforceable against Issuer in accordance with its terms.

                           (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                  12. Grantee hereby represents and warrants to Issuer that:

                           (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                           (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

                  13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

                  14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to authorize for quotation the shares of Common Stock issuable hereunder on any exchange or market on which the shares of Issuer may be listed upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

                  15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

                  16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

                  17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

                  18. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  19. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                   MERCHANTS CAPITAL CORPORATION



                                   BY:     /s/ HOWELL N. GAGE
                                           -------------------------------------
                                   Name:   Howell N. Gage
                                   Title:  Chairman and Chief Executive Officer


                                   BANCORPSOUTH, INC.



                                   BY:     /s/ AUBREY B. PATTERSON
                                           -------------------------------------
                                   Name:   Aubrey B. Patterson
                                   Title:  Chairman and Chief Executive Officer